UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Parsley Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019 NOTICE OF

Annual Meeting of Stockholders and Proxy Statement

PARSLEY ENERGY / SETTING THE COURSE

PARSLEY

Notice of 2019 Annual Meeting of Stockholders

Meeting Date & Time:	Meeting Place:	Record Date:

Friday May 24, 2019 8:00 a.m. Central Time	W Austin Hotel 200 Lavaca Street Austin, Texas 78701	April 1, 2019

To the stockholders of Parsley Energy, Inc.:

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Parsley Energy, Inc. (the “Company”) will be held at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701, on May 24, 2019, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. To elect to the Company’s Board of Directors the three Class II directors set forth in this Proxy Statement, each to hold office until the 2022 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

P. 4

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	P. 56

3. To approve, on a non-binding advisory basis, the Company’s named executive officer compensation for the fiscal year ended December 31, 2018.	P. 57

4. To transact such other business as may properly come before the Annual Meeting or any adjournment, recess or postponement thereof.

Each outstanding share of the Company’s common stock (NYSE: PE) entitles the holder of record at the close of business on April 1, 2019, to receive notice of and to vote at the Annual Meeting or any adjournment, recess or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the internet. We believe that posting these materials on the internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting. Accordingly, beginning on April 8, 2019, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote online or request paper copies.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

Parsley Energy, Inc.	By Order of the Board of Directors,
303 Colorado Street, Suite 3000 Austin, Texas 78701
Austin, Texas
April 8, 2019

Matt Gallagher
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 24, 2019: This Proxy Statement, the Notice of 2019 Annual Meeting of Stockholders, the Annual Report and the proxy card are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY

This summary highlights information about Parsley Energy, Inc. (the “Company”) and the upcoming 2019 annual meeting of stockholders (the “Annual Meeting”) contained elsewhere in this proxy statement (this “Proxy Statement”) or in our corporate governance documents published on our website at www.parsleyenergy.com. This summary does not contain all the information you should consider in advance of the meeting, and you should read this entire Proxy Statement carefully before voting. Beginning on April 8, 2019, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access our proxy materials, vote online or request paper copies. The approximate date on which this Proxy Statement, the Notice of 2019 Annual Meeting of Stockholders, the Company’s 2018 Annual Report to Stockholders (the “Annual Report”) and the proxy card are first being made available to stockholders at www.proxyvote.com is April 8, 2019.

Annual Meeting of Stockholders

• Time and Date:	8:00 a.m. (Central Time) on Friday, May 24, 2019

• Place:	W Austin Hotel, 200 Lavaca Street, Austin, TX 78701

• Record Date:	April 1, 2019 (as of the close of business)

• Admission:

You are entitled to attend the Annual Meeting if you were a stockholder of the Company as of the record date.

To be admitted to the meeting, you will be required to provide a photo ID and documentation showing that you owned common stock as of the record date. If you are a beneficial owner, you will also be required to provide the notice or voting instruction form you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of common stock as of the record date.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

Voting Matters and Board Recommendations

	Board Voting Recommendation	Page

1. To elect to the Company’s Board of Directors (the “Board”) the three Class II directors set forth in this Proxy Statement, each to hold office until the 2022 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

	FOR each nominee	P. 4

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	FOR	P. 56

3. To approve, on a non-binding advisory basis, the Company’s named executive officer compensation for the fiscal year ended December 31, 2018.	FOR	P. 57

Voting Your Shares

Your vote is important. Please exercise your right as a stockholder and submit your proxy as soon as possible. You may vote if you were a stockholder as of the close of business on April 1, 2019.

If you are a stockholder of record as of the record date, you may vote in person at the meeting or submit a proxy by internet, telephone or mail as follows:

VIA THE INTERNET • www.proxyvote.com	BY MAIL • Complete, sign, date and return your proxy card in the envelope provided

BY TELEPHONE • Call the phone number located on the top of your proxy card	IN PERSON • Attend the Annual Meeting and vote by ballot

If as of the record date you hold shares of our common stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of such shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account. Your broker, bank or other nominee will provide voting instructions for you to use in directing it how to vote your shares. The broker, bank or other nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a legal proxy from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date.

Corporate Governance Highlights

• Seven out of nine directors are independent	• Annual Board and committee self-assessments

• The roles of Chairman of the Board and Chief Executive Officer are separate	• Directors and executive officers beneficially own approximately 12.1% of the Company’s aggregate voting power, aligning their interests with those of our stockholders

• Excluding Bryan Sheffield, our founder, average director tenure is 3.5 years, with three new directors appointed in the last three years	• Stockholder right to proxy access nominations

• The Board is comprised of members with diverse life and professional experiences, viewpoints, backgrounds and skillsets	• Majority voting for directors in uncontested elections, with resignation policy

• Independent lead director chairs executive sessions of independent directors at each regular Board meeting	• Demonstrated commitment to stockholder engagement

• Audit, compensation, nominating and governance and reserves committees include only independent directors	• Successfully implemented CEO succession plan

• Most directors have attended 100% of the meetings of the Board and Committees on which they served during 2018; no director has attended fewer than 75% of such meetings	• No stockholder rights (poison pill) or similar plan

• Adopted a compensation clawback policy

Board and Board Committees

				Committee Memberships
Name	Principal Occupation	Director Since	Independent	AC		CC		N&G		RC	Other Public Company Boards
Bryan Sheffield	Executive Chairman, Parsley Energy, Inc.	2008									None

Matt Gallagher	President and Chief Executive Officer, Parsley Energy, Inc.	2018									None

A.R. Alameddine*	Retired Executive VP Worldwide Negotiation Execution and Implementation, Pioneer Natural Resources GP LLC	2013	✓			CC	^				None

Ronald Brokmeyer	Retired President and General Manager of Permian Resources Business Unit, Occidental Petroleum Corp.	2016	✓	AC		CC				RC	None

William Browning**	Retired Senior Client Service Partner, Ernst & Young LLP	2014	✓	AC	^			N&G			ACRE, FPH

Dr. Hemang Desai	Accounting Department Chair and Robert B. Cullum Professor of Accounting, Southern Methodist University	2014	✓	AC		CC					None

Karen Hughes	Worldwide Vice Chair, Burson, Cohn & Wolfe	2017	✓			CC		N&G			None

David H. Smith**	Vice-President, Davis, Gerald & Cremer, P.C.	2013	✓					N&G	^		None

Jerry Windlinger**	Retired Vice President of Corporate Development, Anadarko Petroleum Corporation	2016	✓			CC		N&G		RC	None

AC = Audit Committee

CC = Compensation Committee

N&G = Nominating & Governance Committee

RC = Reserves Committee

* = Lead Director

** = Class II Directors Up for Reelection

^ = Chairman of the Committee

2018 Financial and Operational Highlights

We are an independent oil and natural gas company focused on the acquisition, development, exploration and production of unconventional oil and natural gas properties in the Permian Basin. In 2018, we delivered another year of strong operational and financial performance as we expanded our operating margins and greatly enhanced our operational efficiency. Financial and operational accomplishments during 2018 included:

•	Net oil production increased 55% year-over-year to 69.5 MBo per day and total net production averaged 109.4 MBoe per day for the year ended December 31, 2018.

•	Proved reserves increased 25% year-over-year to 521.7 MMBoe as of December 31, 2018 and proved developed reserves increased 49% year-over-year to 311.3 MMBoe as of December 31, 2018.

•	Proactive marketing strategy delivered flow assurance and strong realized pricing that resulted in a premium to local Midland prices for the year ended December 31, 2018.

•	Lease operating expense per Boe of $3.61 for the year ended December 31, 2018, a decrease of approximately 12% from $4.12 per Boe for the year ended December 31, 2017.

•	Materially enhanced drilling and completion efficiency, with lateral footage per operational day up 13% and 27%, respectively, year-over-year.

•

Completed over 400,000 lateral feet during the fourth quarter of 2018, which resulted in a new Company record for completion efficiency (as measured based on completed lateral feet per operational day).

•	Drilled a three-mile lateral Wolfcamp well, representing one of the longest laterals ever drilled in the Permian Basin.

•

High-graded acreage portfolio through divestures of certain non-core acreage in central Reagan County, southern Upton County and northern Howard Country for combined proceeds of approximately $164 million.

•	Alongside substantial production and reserve growth, maintained a conservative balance sheet with liquidity of approximately $1.2 billion as of December 31, 2018.

Executive Compensation Highlights

Executive Compensation Philosophy and Objectives. The Compensation Committee’s goal in designing and administering our executive compensation program is to ensure that it provides a competitive level of compensation to attract and retain talented executives, reward and encourage maximum corporate and individual performance, promote accountability and assure that our executives’ interests are aligned with the interests of our stockholders. We believe that these compensation objectives are accomplished most effectively by linking a substantial majority of our executives’ compensation to the Company’s short-term and long-term performance, as measured by financial, operational, and market-based metrics. We refer to this compensation as “at-risk” because it may be reduced in value or forfeited entirely depending on the applicable executive’s continued employment with the Company and the Company’s actual performance with respect to the applicable metric.

Notably, approximately 84% of our Chief Executive Officer’s 2018 target compensation was comprised of at-risk pay, while his guaranteed base salary comprised approximately 16% of his 2018 target compensation. Similarly, on average, approximately 83% of our other named executive officers’ 2018 target compensation was comprised of at-risk pay, while the average of their guaranteed base salaries comprised approximately 17% of the average of their 2018 target compensation.

In evaluating and implementing our executive compensation program, the Compensation Committee considers the latest industry trends and compensation best practices. The structure of our executive compensation program is designed to incorporate pay-for-performance principles along with other practices that discourage excessive payments or risk taking. The Company’s executive compensation and compensation-related governance policies and practices incorporate many best practices, including the following:

What we do:	What we don’t do:

Pay for performance and pay for sustained performance over multi-year performance periods	No single-trigger change of control vesting for time-based awards

Establish challenging performance metrics, including a cash return on capital invested metric	No guaranteed bonuses

Policy prohibiting hedging transactions	No excessive perquisites

Policy prohibiting pledging transactions, subject to limited exceptions with Audit Committee approval	No payment of current dividends on unvested equity-based awards

Evaluate officer compensation levels against a peer group of similarly sized E&P companies	No gross-ups for severance or change of control payments

Substantial portion of pay at-risk

Utilize independent compensation consultant

Equity awards subject to extended vesting periods

Robust stock ownership guidelines for non-employee directors and senior executives

Performance-based awards vest on change of control based on actual performance

Cash incentive and all equity-based compensation subject to clawback in the event of a financial restatement or fraud or misconduct that adversely affects our financial performance or results in a material diminution in our stock price

Health, safety and environmental goals incorporated into the annual cash bonus incentive program

Annual advisory vote on executive compensation
Implemented a cap on performance-based equity awards granted in 2019 if absolute total stockholder return is negative over the performance period

Stockholder Engagement

Our management regularly engages with our largest stockholders throughout the year to discuss the issues that matter most to them, including corporate governance, sustainability and compensation matters. During 2018, our management engaged with non-affiliated stockholders collectively representing more than a majority of the Company’s outstanding shares of common stock. We also solicited feedback from representatives of the proxy advisory firms, Institutional Shareholder Services Inc. and Glass Lewis & Co. Our stockholder engagement process, as well as our regular review of our governance and disclosure practices, has led to a number of enhancements, including:

•	Adoption of a proxy access bylaw

•	Separation of the roles of Chairman of the Board and Chief Executive Officer

•	Adoption of a compensation clawback policy

•	Enhanced disclosure regarding the background, skills, qualifications and experience of our directors

•	Enhanced website disclosure regarding the Company’s environmental stewardship and commitment to operate responsibly, safely and sustainably

•	Demonstrated commitment to Board diversity, including through the appointment of a highly qualified woman director with significant and varied areas of experience

•	Adoption of majority voting in an uncontested director election and the required offer of resignation of an incumbent director if he or she is not elected by a majority of the votes cast

•	Commitment to publish an inaugural sustainability report in 2019

•	Requirement that each director enter into a director agreement that reinforces director fiduciary duties

•

Addition of cash return on capital invested as a quantitative performance metric for the 2019 short-term incentive program to support the Company’s strategic goal of achieving free cash flow generation through efficient capital development

Safety, Sustainability and Corporate Responsibility Performance

Our commitment to safety, sustainability and corporate responsibility starts at the top with our Board and goes beyond operating responsibly and fulfilling strict regulatory standards. Key elements of our safety, sustainability and corporate responsibility performance include environmental stewardship, health and safety, and community engagement.

•

We have undertaken numerous initiatives to limit or offset environmental impacts, including those associated with emissions from our operations, water consumption and our carbon footprint. Additional information about these initiatives can be found on our website, www.parsleyenergy.com.

•

During 2018, we launched a water recycling program in the Midland basin, and a majority of the water used in our operations is transported via pipeline, which mitigates water loss and reduces our environmental footprint.

•

We aim to conduct all aspects of our business in a healthy, safe, and environmentally conscious manner at our facilities and in the communities in which we operate. Health, safety, and environmental stewardship are integral to all of our operations, from acquisition or project design through construction, operation, and closure. We recognize that the ability to do business in any community is a privilege and, consequently, make health, safety, and environmental stewardship a priority. For more information about our commitment to health and safety, please refer to our Health, Safety, and Environmental Statement on our website, www.parsleyenergy.com.

•

We are one of the founding members of the Permian Strategic Partnership, a coalition of leading Permian Basin energy companies who have joined together to address current and future challenges to the responsible development of the vast oil and natural gas resources of the Permian Basin.

•

We support efforts to increase awareness and development of sustainable practices, partnering with organizations that conduct and share research to enable community members to become informed stewards of our shared environment and resources. Additional information about our community engagement can be found on our website, www.parsleyenergy.com.

PARSLEY ENERGY, INC.

303 Colorado Street, Suite 3000

Austin, Texas 78701

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board of Directors” or the “Board”) of Parsley Energy, Inc. (the “Company”) requests your proxy for the 2019 Annual Meeting of Stockholders that will be held on May 24, 2019, at 8:00 a.m. Central Time, at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701 (the “Annual Meeting”). By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn or recess the Annual Meeting from time to time and to vote your shares at any adjournment, recess or postponement of the Annual Meeting. In addition, to the extent that any other matters come properly before the Annual Meeting, the persons named on the proxy shall have the discretion to vote your shares on those matters in their judgment.

The Board has made this proxy statement (the “Proxy Statement”) and the accompanying Notice of 2019 Annual Meeting of Stockholders available on the internet at www.proxyvote.com. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy solicitation materials primarily via the internet, rather than mailing paper copies of these materials to each stockholder. Beginning on April 8, 2019, we will mail to each stockholder as of the close of business on April 1, 2019 (the “Record Date”) a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access our proxy materials, vote online or request electronic or printed copies of these materials.

Choosing to receive your future proxy materials by e-mail or to receive a single set of proxy materials per household will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail in subsequent years in which you are a stockholder with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

About the Annual Meeting

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment, recess or postponement thereof.

Admission to Annual Meeting

To be admitted to the Annual Meeting, you will be required to provide a photo ID and documentation showing that you owned common stock as of the Record Date. If you are a beneficial owner, you will also be required to provide the notice or voting instruction form you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of common stock as of the Record Date.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:

•

Proposal ONE: To elect to the Board the three Class II directors set forth in this Proxy Statement, each to hold office until the 2022 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

•	Proposal TWO: To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

•	Proposal THREE: To approve, on a non-binding advisory basis, the Company’s named executive officer compensation for the fiscal year ended December 31, 2018.

In addition, any other matters that properly come before the Annual Meeting or any adjournment, recess or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR the election to the Board of each of the director nominees (Proposal ONE); FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal TWO); and FOR the approval, on a non-binding advisory basis, of the Company’s named executive officer compensation for the fiscal year ended December 31, 2018 (Proposal THREE).

2019 Proxy Statement	1

About the Annual Meeting

The Annual Report and this Proxy Statement are available at www.proxyvote.com.

Voting at the Annual Meeting

The Company’s Class A common stock (including restricted shares of Class A common stock), par value $0.01 per share (the “Class A common stock”), and Class B common stock, par value $0.01 per share (the “Class B common stock,” and together with the Class A common stock, the “common stock”), are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of common stock outstanding on the Record Date entitles the holder thereof to one vote at the Annual Meeting. Following the Annual Meeting, voting results will be tabulated and certified by the inspector of elections appointed by the Board and timely announced by the Company.

Stockholders of Record. If on the Record Date you hold shares of our common stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. Broadridge Financial Solutions (“Broadridge”) is sending the Notice of Availability regarding these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by internet or by telephone by following the instructions on the Notice of Availability. If you request printed copies of the proxy materials by mail, you may also vote by completing, signing and submitting your proxy card to the address shown. Whether or not you plan to attend the Annual Meeting, we urge you to vote by internet, by telephone or by completing, signing and returning the proxy card you will receive upon request of printed materials. If you submit a signed proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to Parsley Energy, Inc., Attn: General Counsel, 303 Colorado Street, Suite 3000, Austin, Texas 78701, (2) duly executing a proxy bearing a later date, (3) voting again by internet or by telephone or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

Beneficial Owners through Brokers, Banks or Other Nominees. If on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and the Notice of Availability regarding these proxy materials will be forwarded to you by that broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and such broker, bank or other nominee will enclose or provide voting instructions for you to use in directing it how to vote your shares. The broker, bank or other nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a legal proxy from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the Record Date. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

Broker Non-Votes. If you are a beneficial owner and do not give your broker, bank or other nominee instructions on how to vote, and your broker, bank or other nominee does not have discretionary power to vote your shares without your instructions, your shares will be treated as “broker non-votes.” Brokers, banks and other nominees have discretionary authority to vote on the ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors and the approval of the Company’s named executive officer compensation.

Multiple Notices of Availability. If you receive more than one Notice of Availability, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice of Availability received to ensure that all of your shares are voted.

List of Stockholders Entitled to Vote. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours for a period of ten days before the Annual Meeting at our offices located at 303 Colorado Street, Suite 3000, Austin, Texas 78701. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 280,964,860 shares of Class A common stock and 36,122,731 shares of Class B common stock outstanding, held by 32 and 73 stockholders of record, respectively. Shares that constitute abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy or voting instruction form, or if a stockholder of record attends the Annual Meeting but does not vote (either before or during the Annual Meeting)) and broker non-votes will be considered to be shares present at the meeting for purposes of establishing a quorum.

2	2019 Proxy Statement

About the Annual Meeting

Required Votes

Election of Directors. Each director will be elected by a majority of votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting; this means that the number of shares voted FOR a nominee must exceed the number of shares voted AGAINST that nominee. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Ratification of our Independent Public Accounting Firm. Approval of the proposal to ratify the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the effect of a vote against this proposal. Because brokers, banks and other nominees have discretionary authority to vote your shares on this proposal, there will be no broker non-votes on this proposal.

Approval of Named Executive Officer Compensation. Approval, on a non-binding advisory basis, of the Company’s named executive officer compensation for the fiscal year ended December 31, 2018 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal. This advisory vote on executive compensation is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take the results of the vote into account when determining future executive compensation programs.

Solicitation of Proxies

Our Board has sent you this proxy statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. Our directors, officers and employees may solicit proxies via the internet, by mail, personal interview or telephone. These directors, officers and employees will not receive any compensation for these services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock.

Default Voting

A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly execute and submit a proxy, but do not provide any voting instructions, your shares will be voted FOR the election to the Board of each of the director nominees listed in Proposal ONE, FOR Proposal TWO, and FOR Proposal THREE.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated in this Proxy Statement, to be presented for consideration at the Annual Meeting.

In this Proxy Statement, the terms “the Company,” “we,” “us,” “our” and similar terms refer to Parsley Energy, Inc. and its subsidiaries.

2019 Proxy Statement	3

Proposal One: Election of Directors

At the recommendation of the Nominating and Governance Committee, the Board has nominated the following individuals for election as Class II directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring at the 2022 Annual Meeting of the Stockholders, and until either they are re-elected or their successors are elected and qualified or until their earlier death, resignation or removal:

Mr. William Browning

Mr. David H. Smith

Mr. Jerry Windlinger

Messrs. Browning, Smith and Windlinger are currently serving as directors of the Company. If Messrs. Browning, Smith and Windlinger are elected to the Board, the size of the Board will remain at nine members. Biographical information for each director nominee is contained in the “Directors and Executive Officers” section below.

The Board has no reason to believe that its director nominees will be unable or unwilling to serve if elected. If a director nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board recommends.

Vote Required

The election of each director in this Proposal ONE requires the vote of a majority of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting; this means that the number of shares voted FOR a nominee must exceed the number of shares voted AGAINST that nominee. Neither abstentions nor broker non-votes will have any effect on the outcome of the election of directors.

Recommendation

The Board unanimously recommends that stockholders vote FOR the election to the Board of each of the director nominees.

4	2019 Proxy Statement

Directors and Executive Officers

After the Annual Meeting, assuming the stockholders elect to the Board the director nominees set forth in “Proposal ONE: Election of Directors” above, the Board of the Company will be, and the executive officers of the Company are:

Name	Age(1)	Title
Bryan Sheffield	41	Executive Chairman and Chairman of the Board
Matt Gallagher	36	President and Chief Executive Officer and Director
A.R. Alameddine(3)(6)	71	Director
Ronald Brokmeyer(2)(3)(5)	56	Director
William Browning(2)(4)	65	Director
Dr. Hemang Desai(2)(3)	53	Director
Karen Hughes(3)(4)	62	Director
David H. Smith(4)	49	Director
Jerry Windlinger(3)(4)(5)	67	Director
Ryan Dalton	39	Executive Vice President—Chief Financial Officer
David Dell’Osso	41	Executive Vice President—Chief Operating Officer
Colin Roberts	40	Executive Vice President—General Counsel
Mike Hinson	50	Senior Vice President—Corporate Development

(1)	As of the date of this Proxy Statement
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Nominating and Governance Committee
(5)	Member of the Reserves Committee
(6)	Lead Director

The Company’s Board currently consists of nine members, and if the stockholders elect Messrs. Browning, Smith and Windlinger to the Board, the Board will continue to consist of nine members. The Company’s directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Browning, Smith and Windlinger are designated as Class II directors, and, assuming the stockholders elect them to the Board as set forth in “Proposal ONE: Election of Directors” above, their terms of office will expire in 2022. Messrs. Gallagher and Alameddine and Ms. Hughes are designated as Class III directors and their terms of office expire in 2020. Dr. Desai and Messrs. Brokmeyer and Sheffield are designated as Class I directors, and their terms of office expire in 2021.

Set forth below is biographical information about each of the Company’s directors, executive officers, and director nominees.

Bryan Sheffield	Executive Chairman and Chairman of the Board	Age 41

Biographical Information:

Bryan Sheffield has served as Executive Chairman of the Company since January 2019. Prior to this role, he served as the Company’s Chief Executive Officer from January 2017 until January 2019, when, pursuant to the Company’s succession plan adopted in January 2018, he was appointed Executive Chairman. Mr. Sheffield founded the Company in 2008 and led the Company’s growth since that time, including, prior to January 2017, as President and Chief Executive Officer, and since the Company’s founding, as Chairman of the Board. A third generation oil executive, Mr. Sheffield began his oil and gas career at Pioneer Natural Resources Company, an oil and gas exploration and production company (“Pioneer”), where he accumulated operational expertise and deep knowledge of the Midland Basin resource base and operator landscape. His understanding of financial markets is enhanced by previous experience trading options and interest rate futures. Mr. Sheffield graduated from Southern Methodist University in 2001 with a Bachelor of Business Administration in Finance, serves on the board of directors of the Texas Economic Development Corporation and the Greater Austin Crime Commission, and is a member of the Texas Business Leadership Council.

Qualifications:

We believe that Mr. Sheffield’s experience founding and leading the growth of the Company as our Chief Executive Officer qualifies him to serve on our Board.

2019 Proxy Statement	5

Directors and Executive Officers

Matt Gallagher	President, Chief Executive Officer and Director	Age 36

Biographical Information:

Matt Gallagher has served as President and Chief Executive Officer of the Company since January 2019. Mr. Gallagher previously served as the Company’s President and Chief Operating Officer from January 2017 until October 2018 and as the Company’s President from October 2018 until January 2019, when pursuant to the Company’s succession plan adopted in January 2018, he was appointed President and Chief Executive Officer. Mr. Gallagher was appointed to the Board concurrent with the adoption of such succession plan in January 2018.

Since joining the Company in 2010, Mr. Gallagher has overseen the Company’s engineering, operations and geoscience functions in positions of increasing responsibility, including Vice President—Engineering and Geoscience from December 2013 to April 2014, and Vice President—Chief Operating Officer from May 2014 through January 2017. Prior to joining the Company, Mr. Gallagher served as Investor Relations Supervisor for Pioneer from 2008 to 2010. From 2005 to 2008, Mr. Gallagher held a variety of engineering roles with Pioneer, including Gulf of Mexico Shelf Reservoir Engineer, Hugoton Reservoir Engineer and Spraberry Production and Operations Engineer. Mr. Gallagher has a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines, serves on the board of directors of the Permian Basin Petroleum Association, American Exploration and Production Council, and the Permian Strategic Partnership, and is a member of the Permian Basin Society of Petroleum Engineers and the West Texas Geological Society.

Qualifications:

We believe that Mr. Gallagher’s extensive experience with the Company, including as President and Chief Operating Officer and, most recently, as Chief Executive Officer, qualifies him to serve on our Board.

A.R. Alameddine	Director	Age 71

Biographical Information:

A.R. Alameddine is the former Executive VP Worldwide Negotiation Execution and Implementation at Pioneer, a position he held from 2005 until his retirement in 2008. He has served on our Board since December 2013. Mr. Alameddine joined Pioneer in 1997 and previously held the positions of VP Domestic Business Development and later Executive VP of Worldwide Business Development. Before joining Pioneer, Mr. Alameddine spent 26 years with Mobil Exploration & Producing Company (“Mobil”), a subsidiary of Exxon Mobil Corporation since 1999, in various engineering and planning positions in the United States. In addition, he was a member of the Gas Venture Group in Stavanger Norway for three years, marketing gas production from the Statfjord Field in the North Sea. Prior to his retirement from Mobil in 1997, he was the Acquisition, Trade and Sales Manager, a position he had held since 1990. Mr. Alameddine graduated from Louisiana State University in 1971 with a Bachelor degree of Science in Petroleum Engineering.

Qualifications:

We believe that Mr. Alameddine’s executive management experience in the oil and gas industry qualifies him for service on our Board.

Ronald Brokmeyer	Director	Age 56

Biographical Information:

Ronald Brokmeyer is the former President and General Manager of the Permian Resources business unit of Occidental Petroleum Corp., an oil and gas exploration and production company (“Occidental”), a position he held from 2013 until his retirement in July 2014. He has served on our Board since March 2016. Mr. Brokmeyer joined Occidental in 2000 and held a number of engineering and managerial positions with the company, both domestically and internationally, including Vice President Operations—Qatar, President and General Manager—South Texas, and President and General Manager—Mid Continent. Mr. Brokmeyer began his career at Amoco Corporation, an integrated oil company, in 1985, where he worked in different engineering roles prior to joining Altura Energy, an oil and gas exploration and production company, from 1997 to 2000. Mr. Brokmeyer received a Bachelor of Science in Petroleum Engineering from Texas Tech University in 1984.

Qualifications:

We believe that Mr. Brokmeyer’s extensive management and technical experience in the oil and gas industry qualifies him for service on our Board.

6	2019 Proxy Statement

Directors and Executive Officers

William Browning	Director	Age 65

Biographical Information:

William Browning has dedicated his time to serving on the boards of directors for various corporations and non-profit organizations since January 2012. He has served on our Board since August 2014. Prior to this, Mr. Browning was a senior client service partner at Ernst & Young LLP, a multinational professional services firm (“Ernst & Young”), from 1999 through 2012, the latter four years of which he also served as managing partner of Ernst & Young’s Los Angeles office. He began his professional career with Arthur Andersen & Co., a former multinational professional services firm, in 1976, where he was admitted to the partnership in 1987 and named managing partner of the firm’s Oklahoma City office in 1994. During his public accounting career, Mr. Browning accumulated experience across a number of industries, including the entire energy value chain, and developed expertise in domestic banking and regulatory compliance. He serves on the boards of directors of Ares Commercial Real Estate Corporation, a real estate investment trust, Five Point Holdings, LLC, a real estate development company, and also serves on the board of directors of multiple privately held companies in the energy, construction and oilfield services industries. Mr. Browning received a B.B.A. from the University of Oklahoma and is a certified public accountant in Oklahoma, California, and Texas.

Qualifications:

We believe that Mr. Browning’s extensive experience on boards of directors and knowledge of accounting and auditing matters qualify him for service on our Board.

Dr. Hemang Desai	Director	Age 53

Biographical Information:

Hemang Desai, Ph.D., is the Accounting Department Chair and Robert B. Cullum Professor of Accounting at Southern Methodist University (“SMU”). He has served on our Board since July 2014. Dr. Desai joined SMU’s faculty in 1998 and has served as the Accounting Department Chair since 2010. His research on accounting and capital markets has been published in top academic journals and has been the subject of articles at publications such as the Wall Street Journal, Barron’s, the New York Times and CFO Magazine. Dr. Desai’s consulting clients have included McKinsey & Co., Entergy Corp, and Baker & McKenzie. Dr. Desai received a B.Sc. from St. Xavier’s College, Bombay, India in 1986, an M.B.A. from the University of New Orleans in 1990, and a Ph.D. in Business Administration from the Freeman School of Business at Tulane University in 1997.

Qualifications:

We believe that Dr. Desai’s experience and broad knowledge in matters of capital markets and accounting qualify him for service on our Board.

Karen Hughes	Director	Age 62

Biographical Information:

Karen Hughes joined our Board in August 2017, and is the Worldwide Vice Chair of Burson, Cohn & Wolfe (the successor to Burson-Marsteller), a leading global public relations and communications firm, which she joined in 2008. During her time with Burson, Cohn & Wolfe, Ms. Hughes has provided strategic communications counsel to a wide range of clients across a variety of industries. Previously, she served as Counselor to the President for President George W. Bush from 2001 to 2002. In this role she acted as strategic advisor to the President on policy and communications and led the White House Offices of Communications, Media Affairs, Speechwriting, and Press Secretary. She also served as Under-Secretary of State for Public Diplomacy and Public Affairs, in which capacity she led the U.S. government’s efforts to communicate America’s values abroad. She is a member of the Council on Foreign Relations and the U.S. Afghan Women’s Council, an organization created to foster ties between the women of the United States and Afghanistan. Ms. Hughes also serves on the Women’s Initiative Policy Advisory Council at the Bush Institute in Dallas. Ms. Hughes received a Bachelor of Arts in English and a Bachelor of Fine Arts in Journalism from Southern Methodist University in 1977.

Qualifications:

We believe that Ms. Hughes’ extensive and unique experience advising on communications strategies and executive communications and her wide-ranging policy experience qualifies her for service on our Board.

David H. Smith	Director	Age 49

Biographical Information:

David H. Smith is the Vice-President of Davis, Gerald & Cremer, P.C. (“DGC”), a boutique oil and gas law firm, where he has practiced law since 1999 and currently heads DGC’s business organizations and transactions practice. He has served on our

2019 Proxy Statement	7

Directors and Executive Officers

Board since December 2013. Prior to joining DGC, Mr. Smith practiced with Thompson & Knight LLP, an international law firm, in Dallas, Texas from 1995 to 1999. Mr. Smith is a member of the advisory board of the Institute for Energy Law and a magna cum laude graduate of the University of Houston Law Center, where he served as an Editor of the Law Review and was a member of the Order of the Coif, Order of the Barons and Phi Delta Phi. He attended Harvard University and Boston University, earning his undergraduate degree in Economics and Business Administration from Boston University in 1992.

Qualifications:

We believe that Mr. Smith’s experience representing oil and gas companies on complex business transactions qualifies him for service on our Board.

Jerry Windlinger	Director	Age 67

Biographical Information:

Jerry Windlinger joined our Board in December 2016, and is the former Vice President of Corporate Development of Anadarko Petroleum Corporation, an oil and gas exploration and production company (“Anadarko”), a position he held from March 2014 until his retirement in December 2016, during which time he was responsible for overseeing the company’s global acquisitions, divestitures, and business development activities. He oversaw U.S. business development for Anadarko from 2004 until 2014. Mr. Windlinger joined Anadarko in 1978 and served in a variety of technical and managerial positions in reservoir engineering, exploration, development, and acquisitions. Over the course of his 41 years in the energy industry, Mr. Windlinger’s experience spanned U.S. onshore, U.S. offshore, Alaskan, Canadian, and international assets. Mr. Windlinger earned both a Bachelor of Science and a Master of Science in Petroleum Engineering from the University of Texas. He is a member of the Society of Petroleum Engineers and a registered Professional Engineer in the state of Texas.

Qualifications:

We believe that Mr. Windlinger’s long spanning executive and technical experience in the oil and gas industry qualifies him for service on our Board.

Ryan Dalton	Executive Vice President—Chief Financial Officer	Age 39

Biographical Information:

Ryan Dalton has served as the Company’s Executive Vice President—Chief Financial Officer since January 2017. Mr. Dalton has overseen the Company’s finance function since joining in January 2012, first as Finance Director and then as Vice President—Chief Financial Officer from December 2013 through January 2017. From 2009 to January 2012, Mr. Dalton worked in the restructuring and debt advisory practice of Rothschild, an investment bank and financial advisory firm. Prior to departing to pursue an M.B.A., Mr. Dalton worked as a management consultant at AlixPartners, LP, a global consulting firm, for five years. Mr. Dalton holds a Bachelor in Business Administration in Finance from Southern Methodist University and a Masters in Business Administration from the Darden School of Business at the University of Virginia.

David Dell’Osso	Executive Vice President—Chief Operating Officer	Age 41

Biographical Information:

David Dell’Osso has served as the Company’s Executive Vice President—Chief Operating Officer since October 2018. Prior to joining the Company, Mr. Dell’Osso spent 13 years with Southwestern Energy Company, a natural gas exploration and production company, where he served in a variety of positions of increasing responsibility, including, at the time of his departure, as Senior Vice President & General Manager of the Northeast Appalachia Division, a position he held since September 2017. Mr. Dell’Osso’s other roles at Southwestern included management of exploration and production, midstream, and commercial teams, including serving as Vice President & General Manager, Northeast Appalachia Division, from May 2016 to September 2017, Vice President & General Manager, Midstream Commercial Development, from January 2016 to May 2016, General Manager, Midstream Commercial Development, from September 2015 to December 2015, General Manager, Sand Wash Basin, from January 2015 to September 2015, General Manager, Midstream Operations, from April 2014 to January 2015, and Director—Development, Planning & Technology, Fayetteville Shale Division, from February 2012 to April 2014. Mr. Dell’Osso earned a Bachelor of Science in Petroleum Engineering from the University of Texas at Austin and a Master of Business Administration from Rice University. He is a member of the Society of Petroleum Engineers, and has served as a board member of Comp-U-Dopt, a non-profit organization focused on providing technology access and education to underserved youth, since April 2017.

8	2019 Proxy Statement

Directors and Executive Officers

Colin Roberts	Executive Vice President—General Counsel	Age 40

Biographical Information:

Colin Roberts has served as the Company’s Executive Vice President—General Counsel since January 2017, prior to which he served as the Company’s General Counsel from April 2013 to May 2014, and the Company’s Vice President—General Counsel from May 2014 through January 2017. Prior to joining the Company, Mr. Roberts practiced corporate law with Alston & Bird LLP, an international law firm, from 2008 to March 2013. He also serves on the Board of Trustees of The Seton Fund, a non-profit foundation that raises funds to provide healthcare services to low income residents in Central Texas. Mr. Roberts earned a Bachelor in Business Administration in Finance and Real Estate Finance from Southern Methodist University and a J.D. from the University of Kentucky College of Law.

Mike Hinson	Senior Vice President—Corporate Development	Age 50

Biographical Information:

Mike Hinson has served as the Company’s Senior Vice President—Corporate Development since January 2017. Mr. Hinson helped co-found the Company and oversaw the Company’s land function from August 2009, when he joined, until June 2016, first as Land Manager from August 2009 through December 2013, and then as Vice President—Land from December 2013 through June 2016. In July 2016, Mr. Hinson was appointed as the Company’s Vice President—Corporate Development, a position in which he served until January 2017, when he became the Company’s Senior Vice President—Corporate Development. Prior to joining the Company, Mr. Hinson worked in land management for Parker and Parsley Petroleum Company and Pioneer for 12 years. Mr. Hinson has an Associate of Arts degree from Odessa College and a Bachelor of Science degree in Kinesiology from the University of Texas of the Permian Basin. He is a member of both the Permian Basin Landmen’s Association and the American Association of Petroleum Landmen organization.

2019 Proxy Statement	9

Director Skills Matrix

Our directors have a diversity of experience that spans a broad range of industries in the public and not-for-profit sectors. They bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. The table below summarizes key qualifications, skills and attributes each director brings to the Board. The lack of a mark for a particular item does not mean the director does not possess that qualification or skill. However, a mark indicates a specific area of focus or expertise that the director brings to the Board. More details on each director’s qualifications, skills and attributes are included in the director biographies on the previous pages.

Skills and Expertise
Accounting / Finance	X		X	X	X
Business Development / M&A	X	X	X			X		X	X
Communications / Public Policy / Government Relations	X					X	X
Corporate Governance / Public Co. Board Experience				X	X		X	X	X
Executive Leadership / Management	X	X	X	X		X	X	X	X
E&P Experience	X	X	X			X		X	X
Geology / Reservoir Engineering		X	X			X			X
Global Perspective		X	X		X		X		X
Health, Safety and Environmental Oversight	X		X			X			X
Human Resources / Compensation	X	X	X		X	X	X		X
Legal / Regulatory				X				X
Risk and/or Crisis Management	X		X			X	X
Strategic Planning	X	X	X	X		X	X		X

10	2019 Proxy Statement

Meetings and Committees of Directors

The Board held five meetings during 2018. During 2018, each of our incumbent directors attended at least 75% of the meetings of the Board and the meetings of the committees of the Board on which that director served (in each case, which were held during the period for which such incumbent director was a director).

Executive Sessions. The Board holds regular executive sessions in which the independent directors meet without any non-independent directors or members of management. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. The Lead Director, Mr. Alameddine, presides at these meetings and provides the Board’s guidance and feedback to our management team.

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Reserves Committee.

The Board and each committee of the Board expects to meet a minimum of four times per year in 2019 and future years.

Audit Committee. Responsibilities of the Audit Committee, which are set forth in the “Audit Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com, include, among other duties, assisting the Board in fulfilling its oversight responsibilities regarding:

•	integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•

qualifications, independence and performance of our independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; and

•	effectiveness and performance of the Company’s internal audit function.

The members of the Audit Committee are Messrs. Browning and Brokmeyer and Dr. Desai. The Audit Committee held five meetings during 2018.

Compensation Committee. Responsibilities of the Compensation Committee, which are set forth in the “Compensation Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com, include, among other duties, the responsibility to:

•

review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company’s directors and those employees of the Company or its affiliates serving as senior vice presidents or a more senior position, including all executive officers of the Company;

•	review and discuss with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement;

•	produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K included in this Proxy Statement;

•	otherwise discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and directors; and

•	perform such other functions as the Board may assign to the Compensation Committee from time to time.

The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill its purposes. The Compensation Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board, consultants or advisors and such other persons as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee will consult with the Company’s Chief Executive Officer when evaluating the performance of, and setting the compensation for, the Company’s executive officers other than the Chief Executive Officer.

The Compensation Committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors (collectively, “Committee Advisors”), including the authority to retain, approve the fees payable to, amend the engagement with and terminate any Committee Advisor, as it deems necessary or appropriate to fulfill its responsibilities. The Compensation Committee assesses the independence of any Committee Advisor prior to retaining such Committee Advisor, and on an annual basis thereafter.

The members of the Compensation Committee are Messrs. Alameddine, Brokmeyer and Windlinger, Dr. Desai and Ms. Hughes. The Compensation Committee held four meetings during 2018.

Nominating and Governance Committee. The Nominating and Governance Committee advises the Board, makes recommendations regarding appropriate corporate governance practices, and assists the Board in implementing those practices. The Nominating and Governance Committee further assists the Board by identifying individuals qualified to become members of

2019 Proxy Statement	11

Meetings and Committees of Directors

the Board, consistent with the criteria approved by the Board, and by recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” and “Stockholder Proposals; Identification of Director Candidates” sections included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

The members of the Nominating and Governance Committee are Messrs. Smith, Browning and Windlinger and Ms. Hughes. The Nominating and Governance Committee held four meetings during 2018.

Reserves Committee. The Board established the Reserves Committee in 2018 and appointed Messrs. Brokmeyer and Windlinger to serve as its initial members. The Reserves Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s oil, natural gas and natural gas liquids reserve estimates. The Reserves Committee held one meeting during 2018. Additional information regarding the functions performed by the Reserves Committee is set forth in the “Reserves Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

12	2019 Proxy Statement

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee of the Board of Directors:

A.R. Alameddine, Chairman

Ronald Brokmeyer, Member

Dr. Hemang Desai, Member

Karen Hughes, Member

Jerry Windlinger, Member

2019 Proxy Statement	13

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for our principal executive officer, principal financial officer and three other most highly compensated executive officers during 2018 (collectively, our “named executed officers”). This section also describes the objectives, principles and policies underlying our executive compensation program for our named executive officers, the compensation decisions we have made under that program, and the factors considered in making those decisions. Our named executive officers for 2018 are:

Name	Title(1)
Bryan Sheffield	Chief Executive Officer and Chairman of the Board(2)
Matt Gallagher	President and Chief Operating Officer(2)
Ryan Dalton	Executive Vice President—Chief Financial Officer
David Dell’Osso	Executive Vice President—Chief Operating Officer(2)
Colin Roberts	Executive Vice President—General Counsel

(1)	As of December 31, 2018.
(2)

As discussed below in the section entitled “Chief Executive Officer Succession Plan,” during 2018, Mr. Sheffield served as our Chief Executive Officer and Chairman of the Board, and Mr. Gallagher served as our President and Chief Operating Officer until the appointment of Mr. Dell’Osso as Chief Operating Officer on October 9, 2018. Following Mr. Dell’Osso’s appointment as Chief Operating Officer, Mr. Gallagher continued to serve as our President until January 1, 2019, at which time Mr. Sheffield stepped down from his position as our Chief Executive Officer and began serving as Executive Chairman, and Mr. Gallagher was appointed as our President and Chief Executive Officer.

Chief Executive Officer Succession Plan

Pursuant to the succession plan approved by the Board in 2018, effective as of January 1, 2019, Mr. Sheffield stepped down from his position as our Chief Executive Officer and began serving as an officer of the Company in the role of Executive Chairman. Matt Gallagher, who previously served as our President and Chief Operating Officer, succeeded Mr. Sheffield as our Chief Executive Officer and was appointed President and Chief Executive Officer. On January 9, 2018, the Board, upon the recommendation of the Nominating and Governance Committee, also appointed Mr. Gallagher to the Board as a Class III director. Mr. Sheffield is expected to continue as Executive Chairman through December 31, 2020 or such other time as the Board may determine, at which time he will retire as an employee and officer of the Company but continue serving as Chairman of the Board, a non-employee director position. A summary of the anticipated dates and events associated with this succession plan are contained in the table below:

Dates	Event
January 9, 2018	Mr. Gallagher was appointed to the Board as a Class III director.
January 9, 2018–December 31, 2018

Mr. Sheffield served as Chairman and Chief Executive Officer.

Mr. Gallagher served as President and Chief Operating Officer until the appointment of Mr. Dell’Osso as Chief Operating Officer on October 9, 2018 and Mr. Gallagher continued to serve as President until January 1, 2019.

January 1, 2019

Mr. Sheffield stepped down as Chief Executive Officer but remains an employee and officer of the Company in the role of Executive Chairman.

Mr. Gallagher succeeded Mr. Sheffield as Chief Executive Officer and was appointed as President and Chief Executive Officer.

The offices of Chairman and Chief Executive Officer were separated.

December 31, 2020	Mr. Sheffield is expected to retire as an employee and officer of the Company and continue serving as Chairman of the Board thereafter.

In connection with the succession plan, in February 2019, the Company entered into a letter agreement with Mr. Sheffield setting forth the terms of his compensation for his service as Executive Chairman. The terms of the letter agreement are described below in the section entitled “Employment Agreements—Employment Agreement and Letter Agreement with Bryan Sheffield.”

Executive Summary

We are an independent oil and natural gas company operating in the Permian Basin in west Texas, where we develop unconventional oil and natural gas reserves. As we efficiently and responsibly grow reserves, production, and cash flow by developing our liquids rich resource base, we seek to create value for stockholders, employees, energy consumers, and the communities in which we work. With these goals in mind, our executive compensation program is designed to attract, retain, motivate, and appropriately reward talented and experienced executives while ensuring that the interests of our named executive officers are aligned with the interests of our stockholders.

14	2019 Proxy Statement

Compensation Discussion and Analysis

Named Executive Officer Pay at a Glance

To ensure that the interests of our named executive officers are aligned with those of our stockholders, the Compensation Committee has designed our executive compensation program to include a substantial amount of pay that is at-risk. At-risk pay may be cash-based, equity-based, or both. The charts below show that target compensation opportunity is heavily weighted towards variable at-risk pay elements that is only earned based on achievement of performance goals or through continued employment with the Company.

*	This chart reflects the 2018 target compensation of Mr. Sheffield, our Chief Executive Officer during 2018. Percentages shown are approximate.
**

This chart reflects the 2018 target compensation of Messrs. Gallagher, Dalton and Roberts, but excludes Mr. Dell’Osso, whose employment with the Company began on October 9, 2018. Percentages shown are approximate.

Say-on-Pay and Say-on-Frequency

Last year, our stockholders overwhelmingly approved, on an advisory basis, the compensation program for our named executive officers. Advisory votes in favor of these programs were cast by over 96% of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2018 Annual Meeting of Stockholders. We hold “Say-on-Pay” votes on an annual basis, in accordance with our stockholders’ vote in favor of annual advisory votes to approve executive compensation at our 2016 Annual Meeting of Stockholders, which was the frequency recommended by our Board. We believe that annual “Say-on-Pay” votes are the most appropriate for the Company because such votes allow our stockholders the opportunity to

2019 Proxy Statement	15

Compensation Discussion and Analysis

provide more frequent feedback on the compensation program for our named executive officers and provide the Compensation Committee with more timely information regarding our stockholders’ response to our executive compensation programs and policies. The Board and the Compensation Committee took the results of the “Say-on-Pay” vote into account when evaluating the compensation program for our named executive officers in 2018. Based in part on the level of support from our stockholders, the Compensation Committee elected to make only limited changes to the compensation program for our named executive officers during 2018, which are described elsewhere in this Proxy Statement. We appreciate and value our stockholders’ continuing annual feedback regarding our executive compensation program and policies. As discussed in more detail in Proposal THREE below, the Board has recommended that stockholders vote, on a non-binding advisory basis, to approve the 2018 executive compensation program as described below.

Executive Compensation Philosophy and Objectives

Our executive compensation policies are designed to align management and stockholder interests and create value for investors while attracting and retaining talented executives with the skills and expertise to help the Company achieve our financial and operational goals. We have a strong interest in retaining our named executive officers, as we believe that their unique capabilities and experience will continue to enable the Company to achieve our corporate objectives and create long-term value for our stockholders. We strive to provide appropriate incentives and effective retention mechanisms without providing excessive compensation. The Compensation Committee’s goal in designing and implementing our executive compensation program is to ensure that it provides a competitive level of compensation to attract and retain talented executives, reward and encourage maximum corporate and individual performance, promote accountability and ensure that executive interests are aligned with the interests of our stockholders. We believe that these compensation objectives are accomplished through linking our executive compensation to several measures of the Company’s short-term and long-term performance. A majority of our executive compensation program is comprised of pay that is at-risk.

The following chart highlights several features of our compensation practices.

What we do:	What we don’t do:
Pay for performance and pay for sustained performance over multi-year performance periods	No single-trigger change of control vesting for time-based awards
Establish challenging performance metrics, including a cash return on capital invested metric	No guaranteed bonuses
Policy prohibiting hedging transactions	No excessive perquisites
Policy prohibiting pledging transactions, subject to limited exceptions with Audit Committee approval	No payment of current dividends on unvested equity-based awards
Evaluate officer compensation levels against a peer group of similarly sized E&P companies	No gross-ups for severance or change of control payments
Substantial portion of pay at-risk
Utilize independent compensation consultant
Equity awards subject to extended vesting periods
Robust stock ownership guidelines for non-employee directors and senior executives
Performance-based awards vest on change of control based on actual performance

Cash incentive and all equity-based compensation subject to clawback in the event of a financial restatement or fraud or misconduct that adversely affects our financial performance or results in a material diminution in our stock price

Health, safety and environmental goals incorporated into the annual cash bonus incentive program
Annual advisory vote on executive compensation
Implemented a cap on performance-based equity awards granted in 2019 if absolute total stockholder return is negative over the performance period

16	2019 Proxy Statement

Compensation Discussion and Analysis

How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee has the responsibility to review and approve the compensation policies, programs, and plans for our senior officers (including our named executive officers) and non-employee directors. The Compensation Committee’s responsibilities include administering the Parsley Energy, Inc. 2014 Long Term Incentive Plan (as amended and restated on February 19, 2015, the “LTIP”), which provides for the grant of cash and equity-based awards. The Compensation Committee also reviews the Compensation Discussion and Analysis section of our annual proxy statement and produces the Compensation Committee Report with respect to our executive compensation disclosures for inclusion in our annual proxy statement. In addition, the Compensation Committee regularly reviews current best compensation and governance practices to ensure that our executive compensation program is consistent with recent developments and market practice. The Compensation Committee, in overseeing the compensation of our directors and officers, considers various analyses and perspectives provided by its independent compensation consultant and Company management. Subject in certain circumstances to Board approval, the Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Compensation Committee is under no obligation to utilize the input of other parties. For more detailed information regarding the Compensation Committee, please refer to the Compensation Committee Charter, which may be accessed via the Company’s website at www.parsleyenergy.com by selecting “Investors” and then “Governance.”

Determining Compensation Levels

As discussed above, the Compensation Committee is responsible for establishing the elements, terms and target value of compensation paid or delivered to our named executive officers. The Compensation Committee strives to develop a competitive, but not excessive, compensation program to recruit and retain named executive officers that are among the most talented and experienced executives in our industry. An important element of the Compensation Committee’s decision making is compensation data produced by its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), including direct data from our peer group and proprietary data developed by Meridian. In addition, the Compensation Committee considers information provided by our executive officers in designing and implementing our executive compensation program. This data assists the Compensation Committee in evaluating appropriate compensation levels for each named executive officer in relation to market practice and in designing an effective executive compensation program for the Company. The roles of Meridian and our executive officers in the Compensation Committee’s decision-making process are described more fully below.

Role of Compensation Consultant in Compensation Decisions

The Compensation Committee has retained Meridian as its independent compensation consultant. Meridian provides advice to and works with the Compensation Committee in designing and implementing the structure and mechanics of the Company’s executive compensation regime as well as other matters related to officer and director compensation and corporate governance. For example, Meridian regularly updates the Compensation Committee on regulatory changes impacting executive compensation, proxy advisor policies, compensation-related risks, and compensation trends in the exploration and production industry. In addition, Meridian provides the Compensation Committee with relevant data, including market and peer-company compensation and performance surveys and information and advice regarding recent trends and developments in executive and director compensation practices. This information assists the Compensation Committee in making executive and director compensation decisions based on market pay levels and best practices.

Meridian reports directly and exclusively to the Compensation Committee and does not provide any other services to management, the Company or its affiliates. Meridian does not make compensation-related decisions for the Compensation Committee or otherwise with respect to the Company, and, while the Compensation Committee generally reviews and considers information and recommendations provided by Meridian, the Compensation Committee has the final authority to make compensation-related decisions. The Compensation Committee has the discretion to allow Meridian to work directly with management in preparing or reviewing materials for the Compensation Committee’s consideration. During 2018, and after taking into consideration the factors listed in Section 303A.05(c)(iv) of the New York Stock Exchange (“NYSE”) Listed Company Manual, the Compensation Committee concluded that neither it nor the Company has any conflicts of interest with Meridian, and that Meridian is independent from management. Other than Meridian, no other compensation consultants provided services to the Compensation Committee during 2018.

Role of Executive Officers in Compensation Decisions

In determining the compensation of our named executive officers, the Compensation Committee considers the information and advice provided by Meridian, our corporate goals, historic and projected performance, the current economic and commodities environment, and other relevant factors. With respect to the compensation of the named executive officers other than our Chief Executive Officer, the Compensation Committee also considers the recommendations of our Chief Executive Officer and each named executive officer’s individual performance. Additionally, in light of our named executive officers’ integral role in establishing and executing the Company’s overall operational and financial objectives, the Compensation Committee requests that our named executive officers provide the initial recommendations on the appropriate goals for the qualitative and quantitative performance metrics used in our short-term cash incentive program, and may choose to accept and approve these recommendations in its sole discretion. In addition, the Compensation Committee may invite any named executive officer to attend Compensation Committee meetings to report on the Company’s progress with respect to the annual quantitative and qualitative performance metrics, but any such officer is excluded from any decisions or discussions regarding his individual compensation.

2019 Proxy Statement	17

Compensation Discussion and Analysis

Peer Group

The Compensation Committee, with input from Meridian, selects our peer group after reviewing the relative size, market capitalization, revenue, enterprise value, asset value, business structure, mix of oil and gas production, and historical performance of a number of similar companies operating in the upstream exploration and production industry. The Compensation Committee also considers to what extent we directly compete with these companies in making its determination (e.g., whether we operate in the same geographic location). In February 2018, the Compensation Committee, with input from Meridian, determined that the peer group for 2018 should be updated to better reflect the growth of our acreage portfolio and production volumes, our current market position (e.g., market capitalization, revenues, asset value and enterprise value) and the expectation of continued consolidation and volatility in the energy industry. After taking all of these considerations into account, the Compensation Committee determined that the companies included in the table below reflected an appropriate peer group for 2018:

• Antero Resources Corp.	• Encana Corporation	• QEP Resources, Inc.
• Cabot Oil & Gas Corp.	• Energen Corporation	• Range Resources Corp.
• Cimarex Energy Co.	• Marathon Oil Corporation	• RSP Permian Inc.
• Concho Resources Inc.	• Noble Energy, Inc.	• Whiting Petroleum Corp.
• Continental Resources, Inc.	• Pioneer Natural Resources Co.	• WPX Energy, Inc.
• Diamondback Energy Inc.

Compensation and total stockholder return data from the above peer group was used by the Compensation Committee when making decisions regarding the compensation paid to our named executive officers other than Mr. Dell’Osso. In August 2018, in light of Concho Resources, Inc.’s acquisition of RSP Permian Inc., the Compensation Committee added Apache Corporation and PDC Energy, Inc. to the peer group. Compensation data from this modified peer group was used by the Compensation Committee when determining the compensation package that was offered to Mr. Dell’Osso in connection with his hiring. At least annually, the Compensation Committee reviews and adjusts our peer group to ensure that companies in the group more closely match our size and operational profile.

Elements of Compensation

Base Salary

Each named executive officer’s base salary is a fixed component of compensation each year for performing specific job duties and functions. Base salary is an integral component of our compensation and a crucial aspect of retaining talented and experienced executives. The Compensation Committee sets our Chief Executive Officer’s base salary and works together with our Chief Executive Officer to determine what adjustments, if any, should be made to the base salaries of our other named executive officers. With the exception of base salary increases in connection with promotions, the Compensation Committee generally evaluates whether to adjust the base salaries of our named executive officers during the second quarter of each year. The base salary rates for the named executive officers are modified based on a consideration of factors that the Compensation Committee deems relevant, including but not limited to: (i) any increase or decrease in the executive’s responsibilities; (ii) the executive’s experience; (iii) the executive’s job performance; (iv) industry and market conditions; (v) the Company’s performance relative to its peer group; and (vi) the level of compensation paid to executives of other companies with which we compete for executive talent (including the companies in our peer group), as estimated based on data provided by Meridian, publicly available information, and the experience and expertise of the members of the Compensation Committee.

We believe that the Company’s continued growth and maturation, and the resulting changes in the companies that comprise our compensation peer group from year to year, make it increasingly important that we conduct annual evaluations of the base salaries paid to our named executive officers. These evaluations ensure we continue to compensate our executives competitively and in a manner that appropriately reflects their respective responsibility levels.

Based upon these evaluations, the Compensation Committee increased base salaries, effective July 2, 2018, for all of our named executive officers (other than Mr. Dell’Osso, who was not an employee of the Company at that time) in an effort to more closely align them with the base salary levels paid to similarly situated executives by members of our peer group.

Name	2017 Base Salary	2018 Base Salary
Bryan Sheffield	$810,000	$850,000
Matt Gallagher	$525,000	$550,000
Ryan Dalton	$455,000	$475,000
David Dell’Osso(1)	N/A	$475,000
Colin Roberts	$375,000	$393,000

(1)

Mr. Dell’Osso’s employment with the Company began on October 8, 2019, and his base salary included in the chart above reflects his annualized base salary in effect as of his start date in accordance with the terms of his employment agreement.

The total base salary paid to each of our named executive officers for services provided during 2018 is reported below in the “Salary” column of our Summary Compensation Table.

18	2019 Proxy Statement

Compensation Discussion and Analysis

Incentive Compensation

To attract, retain, and motivate officers and directors, we award short-term cash incentive awards and long-term time-based and performance-based equity awards, in each case pursuant to our LTIP. Our named executive officers are eligible to participate in the LTIP, which allows the Board to grant a variety of cash and equity-based awards, including options to purchase shares of our Class A common stock, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), bonus stock, dividend equivalents, other stock-based awards, performance awards, and annual incentive awards. Since its adoption, we have awarded only restricted stock, RSUs, and short-term cash incentive bonuses pursuant to our LTIP. As of the date of this Proxy Statement, we have not granted any stock options under our LTIP.

Annual Incentive Bonus—2018 Short-Term Cash Incentive Program

Our short-term cash incentive program is designed to motivate our named executive officers to achieve specific financial and operational goals over a one-year period by providing pre-established performance criteria that are communicated to our named executive officers early in the performance period. The 2018 short-term cash incentive program also provides for payout percentages that are calculated based upon the Company’s actual performance against pre-set quantitative and qualitative performance goals. No payout percentage is earned for a quantitative metric if the actual performance for that metric is below the threshold level, and the overall payout amount for each named executive officer is capped at 200% of that individual’s target bonus (regardless of any individual performance adjustment).

The quantitative metrics are comprised of specific, numerical performance goals, while the qualitative factors are based on strategic company goals, the achievement of which is not easily quantifiable. In establishing the performance criteria for the 2018 short-term cash incentive program, the Compensation Committee increased the relative weighting of the quantitative performance metrics from 50% of the total annual incentive opportunity, as utilized for the 2017 short-term cash incentive program, to 70% of the total annual incentive opportunity; in turn, the Compensation Committee decreased the relative weighting of the qualitative performance metrics from 50%, as utilized for the 2017 short-term cash incentive program, to 30% of the total annual incentive opportunity for 2018.

In choosing to increase the quantifiable components of our short-term cash incentive program, the Compensation Committee sought to motivate our named executive officers to achieve the Company’s specific financial and operational goals in 2018. The Compensation Committee also believed that this change would further align the interests of our named executive officers with those of our stockholders. Furthermore, the 2018 short-term cash incentive program provided the Compensation Committee with the flexibility to increase or decrease payouts based on individual performance and relevant market adjustments.

The following quantitative performance metrics were utilized in 2018:

•	daily average production volume, measured in thousand barrels of oil equivalent per day (“MBOEPD”), which represents the quantity of oil, gas, and natural gas liquids produced per day;

•

lease operating expense (“LOE”), which includes all direct and allocated indirect costs of lifting hydrocarbons from a producing formation to the surface constituting part of the current operating expenses of a working interest, including labor, superintendence, supplies, repairs, maintenance, allocated overhead charges, workover, insurance and other expenses incidental to production, but excludes lease acquisition and drilling and completion expenses;

•

finding and development cost for proved developed producing reserves (“PDP F&D”), which is calculated by dividing annual development capital expenditures by year-over-year proved developed producing and proved developed non-producing reserve additions, and includes reclassifications and technical and pricing revisions, but excludes acquisitions and divestitures; and

•	cash general and administrative expense (“Cash G&A”), which represents the relevant cash general and administrative expenses not captured in development costs.

LOE, PDP F&D and Cash G&A are measured on a unit basis (i.e., barrel of oil equivalent (“Boe”)) and are designed to incentivize expense reductions and improved capital and operational efficiencies.

The qualitative metrics that the Compensation Committee utilized for 2018 included, but were not limited to, health, safety, and environmental improvements, achievement of strategic initiatives and talent development.

2019 Proxy Statement	19

Compensation Discussion and Analysis

The chart below summarizes the metrics and performance levels established by the Compensation Committee for 2018.

	Weighting	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Quantitative Metrics	70%
• Daily Average Production	20%	102 MBOEPD Payout %: 10%	108 MBOEPD Payout %: 20%	116 MBOEPD Payout %: 40%
• LOE	15%	$3.80/Boe Payout %: 7.5%	$3.50/Boe Payout %: 15%	$2.70/Boe Payout %: 30%
• PDP F&D	20%	$13.00/Boe Payout %: 10%	$12.00/Boe Payout %: 20%	$10.00/Boe Payout %: 40%
• Cash G&A	15%	$3.60/Boe Payout %: 7.5%	$3.35/Boe Payout %: 15%	$3.10/Boe Payout %: 30%
Qualitative Factors	30%
• Health/Safety/Environmental • Strategic Initiatives • Talent Development

The payout percentage for qualitative metrics will be determined by the Compensation Committee in its sole and absolute discretion after considering our qualitative performance in any areas it deems relevant, which may include, but are not limited to, the qualitative factors listed here.

After the level of performance is determined by the Compensation Committee, the payout percentage for each individual metric is added together to calculate the total payout percentage for each named executive officer. The Compensation Committee may then adjust the total payout percentage for each participant either up or down by no more than 25% to take into account individual performance. The final payout percentage is then multiplied by the participant’s target bonus opportunity.

In February 2018, after considering the Company’s performance, the performance of the named executive officers and general industry and market conditions, the Compensation Committee determined that the target bonus opportunity for our named executive officers under the 2018 short-term cash incentive program should be 120% for Mr. Sheffield, 100% for Mr. Gallagher and 90% for Messrs. Dalton and Roberts, in each case, of such named executive officer’s base salary in effect at 2018 fiscal year end, as reflected in the following table.

Name	2017 Target Bonus Opportunity (% of Base Salary)	2018 Target Bonus Opportunity (% of Base Salary)
Bryan Sheffield	100%	120%
Matt Gallagher	100%	100%
Ryan Dalton	100%	90%
David Dell’Osso(1)	N/A	90%
Colin Roberts	100%	90%

(1)	Mr. Dell’Osso’s employment with the Company began on October 8, 2019, and his actual 2018 bonus award was prorated for the portion of the 2018 fiscal year that he was employed by the Company.

In 2018, while the Compensation Committee intended to administer the program as described above, in order to retain flexibility to account for market and other conditions, the Compensation Committee reserved the right to increase or decrease final awards or terminate the 2018 short-term cash incentive program entirely at any time prior to settlement of the awards.

In February 2019, the Compensation Committee met to determine the payout percentage for each metric based on the actual level of performance achieved in 2018 for each of the qualitative and quantitative performance metrics. The Compensation Committee reviewed and discussed data relating to the Company’s performance as compared to the established 2018 targets for

20	2019 Proxy Statement

Compensation Discussion and Analysis

each quantitative performance metric described above. The Compensation Committee applied an individual performance multiplier to each named executive officer’s target bonus, but did not modify the final awards in any other way or terminate the program during 2018.

As shown below, the Compensation Committee calculated the payout percentage for the quantitative metrics to be 83.6% by applying the actual results for each quantitative metric for the 2018 fiscal year to the targets approved by the Compensation Committee during 2018. The following chart shows the Compensation Committee’s determination with respect to the 2018 short-term cash incentive program performance measures:

Quantitative Metrics
Metric	Threshold	Target	Maximum	Actual Result	Payout Percentage(1)
Daily Average Production	102 MBOEPD	108 MBOEPD	116 MBOEPD	109.4 MBOEPD	23.5%
LOE(2)	$3.80/Boe	$3.50/Boe	$2.70/Boe	$3.60/Boe	12.5%
PDP F&D	$13.00/Boe	$12.00/Boe	$10.00/Boe	$11.46/Boe	25.4%
Cash G&A(2)	$3.60/Boe	$3.35/Boe	$3.10/Boe	$3.23/Boe	22.2%
SUB-TOTAL					83.6%

(1)

No payout percentage is earned for a quantitative metric if the actual performance for the applicable metric is below the threshold level, and the overall payout percentages are capped at 200% of target payout.

(2)

For purposes of the 2018 short-term cash incentive program, the results for LOE and Cash G&A expense were calculated assuming that 2018 bonuses were paid based upon a final payout percentage of 100% of target performance. As such, the results for LOE and Cash G&A reflected in this table differ from our actual LOE and Cash G&A expense for 2018, which include the actual payouts earned under the 2018 short-term cash incentive program.

With respect to the qualitative metrics, the Compensation Committee considered a variety of qualitative factors in determining a payout percentage of 30%, which equaled the targeted performance level, as reflected in the table below:

Qualitative Factors	Achievement of Performance Objectives in 2018
Health, Safety and Environmental

•  Reduced reportable incidents and spills year-over-year despite a significant increase in activity and exposure hours;

•  Developed and implemented new health, safety and environmental policies and procedures;

•  Conducted environmental audits on existing properties and due diligence assessments on properties proposed to be acquired or divested; and

•  Hired new Safety Manager and Environmental Field Specialist.

Strategic Initiatives

•  Optimized acreage portfolio by integrating 2017 acquisitions and divesting tail-end or isolated inventory;

•  Implemented proactive marketing strategy;

•  Grew production while delivering robust operating margins and reduced operating costs;

•  Increased drilling and completion efficiency;

•  Introduced new strategic framework to achieve free cash flow generation through capital efficient development; and

•  Maintained well-respected, healthy organizational culture.

Talent Development

•  Enhanced educational opportunities and training;

•  Expanded capabilities of human resources software for more efficient data reporting;

•  Maintained strong organizational culture despite continued growth and maturation, as measured by employee surveys; and

•  Increased technical and certification opportunities for professionals.

SUB-TOTAL	30.0%
TOTAL 2018 PAYOUT PERCENTAGE	113.6%

Finally, after reviewing each named executive officer’s individual performance and contributions to the Company in 2018, the Compensation Committee determined that the individual performance adjustments included in the chart below should be applied to the 2018 bonus payouts. The final payout percentage of 113.6%, as determined above, and the individual performance adjustments were then multiplied by each named executive officer’s target bonus opportunity, in order to calculate the total bonus payable to each named executive officer.

2019 Proxy Statement	21

Compensation Discussion and Analysis

The bonus amounts paid to the named executive officers for the 2018 fiscal year under the 2018 short-term cash incentive program are outlined in the chart below and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column:

Name	Base Salary as of 12/31/18 ($)		Target Bonus as % of Base Salary		Payout Percentage		Individual Performance Adjustments (%)		Actual 2018 Bonus Award ($)
Bryan Sheffield	$850,000	X	120%	X	113.6%	X	100.0%	=	$1,158,720
Matt Gallagher	$550,000	X	100%	X	113.6%	X	120.0%	=	$749,760
Ryan Dalton	$475,000	X	90%	X	113.6%	X	110.0%	=	$534,204
David Dell’Osso(1)	$475,000	X	90%	X	113.6%	X	100.0%	=	$121,410
Colin Roberts	$393,000	X	90%	X	113.6%	X	110.0%	=	$441,984

(1)	Mr. Dell’Osso’s employment with the Company began on October 9, 2018, and his actual 2018 bonus award was prorated for the portion of the 2018 fiscal year that he was employed by the Company.

2018 Long-Term Incentive Awards under the LTIP

On February 12, 2018, the Compensation Committee granted awards of restricted shares of our Class A common stock to each of our named executive officers. One-half of the awards granted were performance-based restricted stock awards (“Performance-Based Awards”), and the other one-half of the awards granted were time-based restricted stock awards (“Time-Based Awards”).

The combination of Performance-Based Awards and Time-Based Awards is intended to provide a balance of incentivizing sustainable Company performance over an extended time frame with our long-term retention goals. Specifically, the Performance-Based Awards are intended to ensure that a meaningful portion of our named executive officers’ compensation is performance-based and at-risk based on the performance of our stock price relative to our peers, thus incentivizing our named executive officers to achieve long-term company performance goals and aligning our named executive officers’ compensation with the value created for our stockholders over time. The Time-Based Awards are a more predictable compensation element and are intended to emphasize long-term retention and to further align our named executive officers’ interests with those of our stockholders through meaningful stock ownership in the Company. All of the Time-Based Awards granted to our named executive officers in February 2018 will vest, subject to continued employment with the Company and the terms of the applicable award agreements and the LTIP, on February 12, 2021.

The performance metric applicable to the Performance-Based Awards granted in 2018 is relative total stockholder return compared to the total stockholder return of peer group companies over the three-year performance period from January 1, 2018 through December 31, 2020. Total stockholder return is calculated as the change in stock price plus dividends paid over the performance period, assuming that any dividends paid are reinvested in the applicable peer company’s stock. The stock price at the beginning and end of the performance period is calculated using the relevant company’s 20 trading-day average closing stock price leading up to the first and last day of the performance period, respectively. The peer group of companies used to measure relative total stockholder return is as follows, which is the same peer group disclosed above in the section entitled “Determining Compensation Levels—Peer Group.”

• Antero Resources Corp.	• Encana Corporation	• QEP Resources, Inc.
• Cabot Oil & Gas Corp.	• Energen Corporation*	• Range Resources Corp.
• Cimarex Energy Co.	• Marathon Oil Corporation	• RSP Permian Inc.*
• Concho Resources Inc.	• Noble Energy, Inc.	• Whiting Petroleum Corp.
• Continental Resources, Inc.	• Pioneer Natural Resources Co.	• WPX Energy, Inc.
• Diamondback Energy Inc.

*

On July 19, 2018, RSP Permian Inc. was acquired, via merger, by Concho Resources Inc., and PDC Energy, Inc. was added to the peer group as a replacement in accordance with the terms of the Performance-Based Awards granted in 2018. On November 29, 2018, Energen Corp. was acquired, via merger, by Diamondback Energy Inc., and Devon Energy Corporation was added to the peer group as a replacement in accordance with the terms of the Performance-Based Awards granted in 2018.

22	2019 Proxy Statement

Compensation Discussion and Analysis

If any member of the above peer group is acquired during the performance period, then it will be replaced by one of the substitute companies listed below. The applicable replacement company will be added to the peer group and used in lieu of the acquired company when calculating relative total stockholder return for the entire performance period. The replacement member (or members) will be automatically selected from the following list in the order enumerated below:

1. PDC Energy, Inc.*	4. EOG Resources, Inc.
2. Devon Energy Corporation*	5. Apache Corporation
3. SM Energy Company	6. EP Energy Corporation

*	PDC Energy, Inc. and Devon Energy Corporation were added to the peer group as replacements for RSP Permian Inc. and Energen Corp., which were acquired during 2018.

During the performance period, if any member of the peer group ceases to exist by reason of bankruptcy or is delisted and ceases to be traded on a national securities exchange (i.e., Nasdaq or NYSE), other than by reason of acquisition, then it will remain in the peer group, and its performance will be measured using a zero percent total stockholder return for purposes of the relative total stockholder return calculation from the date of such company’s bankruptcy, delisting or cessation of trading on a national securities exchange through the end of the performance period.

The Compensation Committee determined that relative total stockholder return was an appropriate performance measure over this three-year performance period because it aligns the interests of our named executive officers with those of our stockholders and rewards for outperformance of our peer group. In addition, due to sustained industry and commodity price volatility, the Compensation Committee felt that the Performance-Based Awards should vest based on performance relative to peers in our industry.

At the end of the three-year performance period, the Performance-Based Awards will vest based on the Compensation Committee’s certification of our relative total stockholder return for the performance period as follows:

Level	Performance (Percentile Rank vs. Peers)	Vesting (% of Target)
< Threshold	< 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
≥ Maximum	≥75th Percentile	200%

If we do not achieve the threshold level of relative total stockholder return, the Performance-Based Awards will be forfeited in their entirety. Vesting levels for performance between threshold, target, and maximum will be calculated using straight line interpolation.

Vesting of 2016 Performance-Based RSUs under the LTIP

On February 18, 2016, the Company granted performance-based RSUs to each of our named executive officers (the “2016 Performance Awards”). As described below in the section entitled “Tax and Accounting Considerations—Conversion of RSUs,” for tax planning purposes, on February 12, 2018, the 2016 Performance Awards were converted from RSUs to restricted stock, subject to the same material terms and conditions previously applicable to such awards. As converted, the 2016 Performance Awards are intended to be economically identical to the pre-conversion awards granted to our named executive officers in 2016.

On February 11, 2019, the 2016 Performance Awards vested based on the Company’s relative total stockholder return over the three-year performance period from January 1, 2016 through December 31, 2018. The 2016 Performance Awards became vested following the end of the applicable performance period on December 31, 2018, and, on February 11, 2019, the Compensation Committee determined that the Company attained a negative 6.17% cumulative total stockholder return over the three-year performance period, resulting in the fifth highest total stockholder return among the applicable peer group members, which are described in our 2017 proxy statement, and a performance level at approximately the 73rd percentile. Consequently, the Company’s relative total stockholder return for the applicable performance period was slightly below the maximum performance level (i.e., the 75th percentile ranking), resulting in a payout equal to 193.2% of the target number of the 2016 Performance Awards, as reflected in the following table.

Name	Target Number of 2016 Performance Awards	Payout Percentage of Target	Actual Number of Shares Earned
Bryan Sheffield	67,065	193.2%	129,569
Matt Gallagher	35,928	193.2%	69,412
Ryan Dalton	28,817	193.2%	55,674
Colin Roberts	19,760	193.2%	38,176

Although our cumulative total stockholder return was slightly negative over the three-year performance period applicable to the 2016 Performance Awards, we strongly outperformed our peer group and believe that relative total stockholder return remains an

2019 Proxy Statement	23

Compensation Discussion and Analysis

appropriate performance metric for our long-term incentive awards. Our business and the market price of our Class A common stock are highly dependent on commodity prices and other factors over which we have no control. The Compensation Committee believes that basing long-term incentive compensation on our performance relative to our competitors incentivizes our named executive officers to deliver results that differentiate us from our competitors and rewards them for the achievement of performance within their direct control. In addition, we also believe that relative total stockholder return provides an appropriate link between the Company’s long-term performance and executive compensation and accomplishes our objectives of aligning management and stockholder interests and creating sustainable value for our investors. As discussed below in the section entitled “Executive Compensation Decisions Since Fiscal Year End—2019 Long-Term Incentive Awards under the LTIP,” with respect to the performance-based RSUs granted in February 2019 that vest based on our relative total stockholder return performance, if our absolute total stockholder return performance over the performance period applicable to such awards is less than zero percent, the vesting level may not exceed the target level (i.e., 100% of the target number of performance-based RSUs granted).

Other Compensation Elements

Health, 401(k) and Life Insurance Plans—We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), whereby each of our employees, including our named executive officers, is allowed to contribute a portion of his or her base compensation to a tax-qualified retirement account. We match a specified percentage of salary deferrals for all employees, which is immediately fully vested for all participants. We may also make additional discretionary matching contributions, although no such contributions were made in 2018 or are currently being contemplated for 2019. We also pay all premiums for health insurance coverage and provide life insurance coverage for each of our employees on a non-discriminatory basis.

Aircraft Usage—We utilize our corporate aircraft to facilitate the most efficient business travel for certain employees, members of our Board and business partners. Any permitted traveler utilizing the corporate aircraft for personal use not associated with business travel must obtain advance approval from our Chief Executive Officer, enter into a time sharing agreement for each applicable aircraft, and reimburse the Company for all applicable expenses allowable and in accordance with FAA regulations.

Pursuant to their employment agreements, Messrs. Sheffield and Gallagher are entitled to utilize the Company’s aircraft for reasonable personal use in North America at no cost to them for up to 30 hours per year. The value of unreimbursed personal use of the aircraft by Messrs. Sheffield and Gallagher will be treated as imputed income to them for tax purposes. Messrs. Sheffield and Gallagher have entered into time sharing agreements in accordance with FAA regulations, pursuant to which they have agreed to reimburse the Company for all applicable expenses allowable for flight hours exceeding the 30 hours provided for under their employment agreements (and, in the case of Mr. Sheffield, the Letter Agreement (as defined below)). During 2018, neither Mr. Sheffield nor Mr. Gallagher utilized the Company’s aircraft for personal use.

Additionally, dependents of our named executive officers are permitted in limited circumstances to accompany our named executive officers on business flights, provided any such flight has the appropriate extra capacity for such dependents. Please see footnote 3 to the Summary Compensation Table below for a description of corporate aircraft use by our named executive officers in 2018.

Defined Benefit Plans—We have not maintained, and do not currently maintain, a defined benefit pension plan.

Employment Agreements

Employment Agreement and Letter Agreement with Bryan Sheffield

Parsley Energy Operations, LLC, an indirect majority-owned subsidiary of the Company (the “Employer”), has entered into employment agreements with each of our named executive officers, the material terms of which are summarized below.

The employment agreement with Bryan Sheffield, who served as our Chairman and Chief Executive Officer during 2018, has an initial three-year term that automatically renews for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. Prior to his entry into the Letter Agreement, as described below, Mr. Sheffield’s employment agreement provided him an annual base salary of no less than $615,000. Mr. Sheffield is also eligible to earn an annual bonus and has the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. As described above, he is also entitled to the complimentary use of aircraft leased or owned by us for business purposes and up to 30 hours per year of reasonable personal use within North America. Pursuant to the terms of his employment agreement, Mr. Sheffield is entitled to severance payments in certain limited circumstances. Severance benefits to be provided under Mr. Sheffield’s employment agreement are described in more detail below in the section entitled “Potential Payments Upon Termination or Change of Control.” Mr. Sheffield is also entitled under his employment agreement to obtain an annual physical examination at the Cooper Clinic in Dallas, Texas at our expense.

As described above in the section entitled “Chief Executive Officer Succession Plan,” effective January 1, 2019, Bryan Sheffield stepped down from his position as our Chief Executive Officer and was appointed as our Executive Chairman. In connection with Mr. Sheffield’s appointment as Executive Chairman, the Compensation Committee determined that an adjustment in his base salary from $850,000 (his base salary in effect at the end of 2018) to $550,000 was appropriate to reflect the responsibilities associated with his new position. To memorialize these terms, the Company and Mr. Sheffield entered into a letter agreement on February 15, 2019 (the “Letter Agreement”), which describes the current terms of Mr. Sheffield’s compensation for

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Compensation Discussion and Analysis

his service as Executive Chairman. The Letter Agreement supersedes and cancels the original letter agreement concerning the same subject that was entered into between the Company and Mr. Sheffield on January 9, 2018. The Letter Agreement provides for the following with respect to Mr. Sheffield’s compensation for his service as Executive Chairman:

•	Mr. Sheffield’s employment agreement, as amended, will remain in effect until such time as he is no longer an employee or officer of the Company;

•

during the period Mr. Sheffield serves as Executive Chairman, his annualized base salary will initially be $550,000, which amount may be increased or decreased from time to time in the sole discretion of the Compensation Committee;

•	the benefits and limited perquisites to which Mr. Sheffield was entitled will remain at the same level as in effect immediately prior to the date he stepped down as Chief Executive Officer; and

•

Mr. Sheffield will be eligible to receive an annual cash bonus during the period he serves as Executive Chairman; however, he will not be granted new equity awards while he is serving as Executive Chairman.

Following his retirement as an employee and officer of the Company, Mr. Sheffield will be compensated as a non-employee director so long as he continues to serve as Chairman of the Board, and he will no longer be entitled to any compensation as an employee or officer of the Company. The Letter Agreement includes an acknowledgement that none of the compensation arrangements provided for in the Letter Agreement, Mr. Sheffield’s transition from Chief Executive Officer to Executive Chairman or Mr. Sheffield’s transition from Executive Chairman to Chairman of the Board will give rise to a right on Mr. Sheffield’s part to terminate his employment with the Company and its subsidiaries for “Good Reason” (as such term is defined in Mr. Sheffield’s employment agreement).

Other Named Executive Officer Employment Agreements

Prior to entering into the 2019 Employment Agreements, as described below, the Employer had entered into employment agreements with each of (i) Matt Gallagher, as President and Chief Operating Officer, (ii) Ryan Dalton, our Executive Vice President—Chief Financial Officer, and (iii) Colin Roberts, our Executive Vice President—General Counsel. Each of these agreements had an initial one-year term that automatically renewed for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. Each executive was eligible to earn an annual bonus and had the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Pursuant to the terms of each employment agreement, each executive was entitled to severance payments in certain limited circumstances. Severance benefits that were to be provided under these employment agreements with Messrs. Gallagher, Dalton and Roberts are described in more detail below in the section entitled “Potential Payments Upon Termination or Change of Control—Quantification of Benefits under the 2018 Employment Agreements.”

On September 26, 2018, but effective October 9, 2018, the Employer entered into an employment agreement with David Dell’Osso, our Executive Vice President—Chief Operating Officer (the “Dell’Osso Employment Agreement”), and on December 28, 2018, but effective January 1, 2019, the Employer entered into amended and restated employment agreements with Messrs. Gallagher, Dalton and Roberts (the “2019 Employment Agreements” and together with the Dell’Osso Employment Agreement, the “Executive Employment Agreements”).

Each of the Executive Employment Agreements has an initial one-year term that automatically renews for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. The Executive Employment Agreements provide for annual base salaries of no less than $550,000, $475,000, $475,000 and $393,000 for Messrs. Gallagher, Dell’Osso, Dalton and Roberts, respectively, and an annual bonus amount as determined by the Compensation Committee. As described above, Mr. Gallagher’s agreement also provides that, subject to the Company’s policies relating to corporate aircraft, he will be eligible to utilize Company-provided aircraft for reasonable personal use in North America for up to 30 hours per year and will not be required to reimburse the Company for costs relating to such use. Under the Executive Employment Agreements, Messrs. Gallagher, Dell’Osso, Dalton and Roberts are also eligible to obtain physical examinations at the Cooper Clinic in Dallas, Texas at our expense (on an annual basis for Mr. Gallagher and on a bi-annual basis for Messrs. Dell’Osso, Dalton and Roberts). The severance benefits to be provided to Mr. Dell’Osso under the Dell’Osso Executive Employment Agreement are described in more detail below in the section entitled “Potential Payments Upon Termination or Change of Control—Quantification of Benefits under the 2018 Employment Agreements” and the severance benefits to be provided under the Executive Employment Agreements with Messrs. Gallagher, Dalton and Roberts are described in more detail below in the section entitled “Potential Payments Upon Termination or Change of Control—Quantification of Benefits under the 2019 Employment Agreements.”

As discussed above in the section entitled “Chief Executive Officer Succession Plan,” effective January 1, 2019, Matt Gallagher succeeded Mr. Sheffield as the Company’s Chief Executive Officer and was appointed as the Company’s President and Chief Executive Officer. In February 2019, the Compensation Committee determined that an adjustment to Mr. Gallagher’s base salary from $550,000 to $750,000 was appropriate to reflect the increased responsibilities associated with his new position. On February 15, 2019, the Employer entered into an amendment to Mr. Gallagher’s 2019 Employment Agreement to reflect this adjustment to his base salary.

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Compensation Discussion and Analysis

Tax and Accounting Considerations

The Compensation Committee and the Company review and consider the tax, accounting, and securities law implications of our executive compensation program.

Section 162(m)—Section 162(m) of the Code (“Section 162(m)”) prohibits deductions for compensation paid in excess of $1 million during a single fiscal year to certain executive officers. The Section 162(m) deduction limitation did not apply to the compensation paid to our named executive officers under our LTIP prior to our 2018 Annual Meeting of Stockholders, as such compensation was intended to fall within the transition exception to the Section 162(m) deduction limitation (the “Transition Exception”) for compensation paid pursuant to a plan that existed prior to the time of our initial public offering (“IPO”). The Transition Exception expired as of our 2018 Annual Meeting of Stockholders.

We take the economic effects of Section 162(m) into consideration when determining the structure, implementation, and value of compensation paid to our executive officers, including the deductibility of our executive compensation program. In doing so, we reserve the right to pay non-deductible compensation to our executive officers if the Compensation Committee determines that such compensation is in the best interests of the Company. Given the expiration of the Transition Exception and other changes made to Section 162(m) by the “Tax Cuts and Jobs Act” enacted in 2017, which took effect in 2018, in order to attract, retain, and motivate our executive officers, a portion of the compensation received by our executive officer may not be fully deductible.

Conversion of RSUs—On February 12, 2018, the RSUs granted to our named executive officers in 2016 and 2017 were converted into awards of restricted stock (the “Converted Awards”). As described above, Section 162(m) generally prohibits deductions for compensation paid in excess of $1 million during a single fiscal year to certain executive officers; however, the Code and the Department of Treasury regulations promulgated thereunder provide the Transition Exception to the Section 162(m) deduction limitation for compensation paid pursuant to a plan that existed prior to the time a company becomes publicly held. Generally, the Transition Exception applies to any compensation received pursuant to the vesting of an award of restricted stock granted prior to the expiration of the Transition Exception; however, the Transition Exception does not apply to any other forms of stock-based compensation, including RSUs, that vest and are settled following the expiration of the Transition Exception, even if such awards were granted prior to the expiration of the Transition Exception.

To take advantage of the tax deductibility provided by the Transition Exception, the Compensation Committee determined it was in the best interests of the Company and its stockholders to convert the outstanding RSUs granted to our named executive officers in 2016 and 2017 to awards of restricted stock prior to the expiration of the Transition Exception. The Converted Awards are subject to the same material terms and conditions, including vesting schedules and performance criteria, applicable to such awards prior to the conversion. The Converted Awards are intended to be economically identical to the RSU awards originally granted to our named executive officers in 2016 and 2017.

Accounting for Executive Compensation—Currently, all equity-based compensation is accounted for under the rules of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). This rule requires the Company to estimate the expense of each equity award over the vesting period of the award and record it as such. We are also obligated to record cash-based awards as an expense at the time our payment obligation is accrued.

Risk Assessment and Mitigation

The Compensation Committee has reviewed our executive and non-executive compensation programs and believes that they do not encourage excessive or unnecessary risk taking. We believe that any risk inherent in our compensation programs is unlikely to have a material adverse effect on us. In designing and implementing our award structure, we and the Compensation Committee worked closely with Meridian to mitigate any risks and to minimize the creation of imprudent incentives for our executives. We do not believe that our performance-based compensation encourages unnecessary risks because the executive pay mix is sufficiently diversified over several performance metrics as well as over short-term and long-term compensation.

Our compensation program includes the following features to prevent and safeguard against excessive risk taking:

✓	Payments under our short-term cash incentive program are based upon the Compensation Committee’s certification and review of a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator;

✓	Our long-term equity compensation rewards have performance or vesting periods of at least three years, which encourages executives to focus on the long-term performance of the Company and its stock price;

✓	We pay compensation that we believe is competitive with the market and our industry peers, while not being excessive;

✓	Our compensation mix is balanced among fixed and variable components, annual and long-term compensation, and cash and equity that reward performance in the Company’s and our executives’ long-term best interests;

✓	Our incentive compensation plans cap the maximum payout and have features that discourage excessive risk-taking;

✓	Our Compensation Committee has an appropriate level of discretion to reduce payments under our short-term cash incentive program;

✓	Our insider trading policy contains a general anti-hedging policy and, subject to limited exceptions with Audit Committee approval, anti-pledging policy for all insiders;

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Compensation Discussion and Analysis

✓	Payments under our short-term cash incentive program and all equity-based compensation provided to our officers are subject to clawback in the event of a financial restatement or fraud or misconduct that adversely affects our financial performance or results in a material diminution in our stock price; and

✓	We do not have any agreements that provide for payments solely upon the occurrence of a change of control (except for performance-based equity awards, which vest based on the actual achievement of the applicable performance conditions through the date immediately prior to the change of control).

We believe that our executive compensation program provides our executive officers with appropriate rewards for sustained performance, without giving unnecessary weight to any one factor or type of compensation, and discourages excessive risk-taking. Our compensation structure is designed to encourage sustained performance over a long-term period. Based on the foregoing, the Compensation Committee has concluded that the risks arising from our compensation policies and programs is not reasonably likely to have a material adverse effect on us.

Incentive Compensation Recoupment Policy (Clawback Policy)

In February 2019, our Board adopted the Parsley Energy, Inc. Incentive Compensation Recoupment Policy (the “Clawback Policy”). The Clawback Policy applies to all equity or equity-based awards and any annual and long-term cash incentive compensation awarded to certain current and former officers of the Company, including our named executive officers. Under the Clawback Policy, in the event of a restatement of the Company’s financial statements or fraud or misconduct on the part of a covered officer that results in a material adverse impact on the Company’s financial performance or a material diminution in the Company’s stock price or total stockholder return, the policy administrator is authorized to recoup compensation based on its analysis of the relevant facts and circumstances. The Clawback Policy generally applies to the compensation received by a covered officer during the two fiscal years preceding the fiscal year in which the policy administrator determines that a financial restatement is required or that the covered fraud or misconduct occurred.

To comply with applicable law, the Clawback Policy may be updated or modified by our Board following the SEC’s adoption of final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). In addition, our LTIP and all of our named executive officers’ employment agreements are subject to deductions and clawbacks required to be made pursuant to any law, government regulation or stock exchange listing requirement, the Clawback Policy or by any other policy adopted by us.

Anti-Hedging and Anti-Pledging Policy

We maintain an insider trading policy that prohibits insiders from trading shares of our common stock when in possession of material non-public information. It also prohibits the hedging and, unless a waiver is obtained from the Audit Committee, the pledging of our shares. Since the adoption of our insider trading policy, the Audit Committee has, after deliberation, granted limited waivers to the policy’s general prohibition on pledging to Mr. Sheffield, our Executive Chairman, and Mr. Gallagher, our President and Chief Executive Officer, authorizing them to pledge a specified percentage of their respective total ownership positions of our stock as collateral for a bank loan. In granting those waivers, the Audit Committee discussed each pledge with the applicable officer, and considered a number of factors, including, but not limited to, (i) that each officer held a substantial ownership position in the Company, which, excluding pledged shares, would be well in excess of the Company’s stock ownership guidelines discussed below, (ii) that the number of pledged shares for each officer would represent a relatively small percentage of the Company’s total common stock outstanding, (iii) that the shares were being pledged to achieve certain financial planning objectives of each officer and not to shift or hedge any economic risk in owning Parsley common stock, (iv) in the case of Mr. Sheffield, his current independent ability to repay any loans without recourse to the already-pledged shares, and (v) in the case of Mr. Sheffield, that the Audit Committee had determined that he would be prohibited from pledging shares of common stock in excess of 45% of his total beneficial ownership position in our common stock.

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Compensation Discussion and Analysis

Stock Ownership Guidelines

Upon the recommendation of the Nominating and Governance Committee, the Board adopted revised stock ownership guidelines for non-employee directors and executives, including our named executive officers, in 2018. Among other changes, the Board determined that the stock ownership multiple of seven times annual base salary should apply to the roles of Executive Chairman and President, in addition to the role of Chief Executive Officer, and that the stock ownership multiple applicable to our Executive Vice Presidents should be increased from three to five times annual base salary. The details of the stock ownership guidelines applicable to our executives (including our named executive officers) are outlined below.

Feature	Executives
Ownership Multiple	• Executive Chairman, Chief Executive Officer, and President = 7x annual base salary • Executive Vice Presidents = 5x annual base salary • Senior Vice Presidents = 3x annual base salary
Years to Meet Requirement

Five years from the later of:

•  The date the applicable individual is appointed as an officer subject to the guidelines, as if the guidelines were in effect at the time of such appointment; and

•  The date the applicable individual is promoted to a position subject to a higher ownership multiple

Shares that Count Towards Requirement	• Shares owned directly • Shares beneficially owned with immediate family members • Unvested time-based RSUs and shares of restricted stock
Shares that Do Not Count Towards Requirement	• Unvested performance-based RSUs and shares of restricted stock • Unexercised stock options
Restrictions on the Transfer of Shares Prior to Meeting Requirements

Individuals are required to retain 100% of shares acquired upon the vesting of RSUs or restricted stock awards and/or the exercise of stock options until the required ownership multiple is met.

Exceptions to this requirement are available for (i) the sale of shares acquired upon the vesting of equity awards or the exercise of stock options to satisfy applicable tax obligations, and (ii) subject to approval by the Chief Executive Officer, (a) financial hardship, (b) significant declines in the value of the Company’s stock, and (c) other unusual situations.

As of April 1, 2019, all of our named executive officers owned stock in excess of what is required by the stock ownership guidelines.

For information regarding the stock ownership guidelines applicable to our non-employee directors, please see the section of this Proxy Statement below entitled “Director Stock Ownership Guidelines.”

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Compensation Discussion and Analysis

Executive Compensation Decisions Since Fiscal Year End

2019 Short-Term Cash Incentive Program

In February 2019, the Compensation Committee adopted the same quantitative and qualitative performance metrics for the 2019 short-term cash incentive program as those used in the 2018 short-term cash incentive program, except that, in response to feedback from our stockholders, the Compensation Committee added cash return on capital invested (“CROCI”) as a quantitative metric to support the Company’s strategic goal of achieving free cash flow generation through efficient capital development. In addition, the Compensation Committee determined that the relative weighting of the quantitative metrics should be increased from 70% to 80%, in turn decreasing the relative weighting of the qualitative metrics from 30% to 20%. The chart below summarizes the metrics established by the Compensation Committee for 2019.

Weighting
Quantitative Metrics	80%
• CROCI (1)	10%
• PDP F&D	15%
• Daily Average Production (MBOEPD)	20%
• LOE	20%
• Cash G&A	15%
Qualitative Factors	20%
• Health/Safety/ Environmental • Strategic Initiatives • Talent Development

(1)

CROCI is calculated by dividing the sum of the Company’s cash flow from operations and after-tax interest expense by the sum of the Company’s average gross property, plant and equipment and average non-cash working capital.

Consistent with Item 402 of Regulation S-K, additional information regarding these decisions will be discussed in our proxy statement for the 2020 Annual Meeting of Stockholders.

2019 Long-Term Incentive Awards under the LTIP

In February 2019, the Compensation Committee granted long-term incentive awards under the LTIP to each of our named executive officers other than Mr. Sheffield. One-half of the awards were RSUs that vest three years following the date of grant, and the other half of the awards were performance-based RSUs. The performance-based RSUs will vest based on our relative total stockholder return performance over the three-year performance period of January 1, 2019 through December 31, 2021, and the threshold, target, and maximum payout percentages remain the same as the 2018 performance-based restricted stock awards (i.e., 50% of target for the threshold level, 100% of target for the target level and 200% of target for the maximum level). Threshold performance must be achieved before any payout occurs, and maximum payout is capped at 200% of the target number of performance-based RSUs granted. However, if the Company’s absolute total stockholder return performance over the performance period is less than zero percent, the vesting level may not exceed the target level (i.e., 100% of the target number of performance-based RSUs granted).

The Compensation Committee, after receiving input from Meridian, modified our 2018 peer group for purposes of the relative total stockholder return calculation associated with the performance-based RSUs granted to named executed officers (other than Mr. Sheffield, who did not receive an award) in the first quarter of 2019. The Compensation Committee made these changes to our 2019 peer group to reflect the continued growth and maturation of the Company and to provide competitors that more directly match our size and operational profile. Our peer group for the performance-based RSU awards granted in 2019 is as follows:

• Antero Resources Corp	• Diamondback Energy Inc.	• PDC Energy, Inc.
• Apache Corporation	• Encana Corporation	• QEP Resources, Inc.
• Cabot Oil & Gas Corp.	• Marathon Oil Corporation	• Range Resources Corp.
• Cimarex Energy Co.	• Noble Energy, Inc.	• Whiting Petroleum Corp.
• Concho Resources Inc.	• Pioneer Natural Resources Co.	• WPX Energy Inc.
• Continental Resources, Inc.

Consistent with Item 402 of Regulation S-K, additional information regarding these decisions will be discussed in our proxy statement for the 2020 Annual Meeting of Stockholders.

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Compensation Discussion and Analysis

Other Actions

As discussed above in the section entitled “Employment Agreements—Employment Agreement and Letter Agreement with Bryan Sheffield,” on February 15, 2019, the Company entered into a Letter Agreement with Mr. Sheffield setting forth the terms of his compensation during the period he serves as our Executive Chairman. In addition, the Employer entered into the 2019 Employment Agreements with Messrs. Gallagher, Dalton and Roberts, which became effective as of January 1, 2019, and Mr. Gallagher’s 2019 Employment Agreement was subsequently amended to adjust his base salary in connection with his appointment as our President and Chief Executive Officer. Please see the section entitled “Employment Agreements—Other Named Executive Officer Employment Agreements” above for a description of the 2019 Employment Agreements with Messrs. Gallagher, Dalton and Roberts, and the amendment to Mr. Gallagher’s 2019 Employment Agreement.

2018 Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to our named executive officers during the year ended December 31, 2018. Item 402 of Regulation S-K requires compensation disclosure for our principal executive officer, principal financial officer and three other most highly compensated executive officers. As described above, these five officers are referred to as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Bryan Sheffield Chief Executive Officer and Chairman	2018	$828,461	$ —	$3,028,166	$1,158,720	$22,000	$5,037,347
	2017	$756,154	$ —	$3,845,852	$972,000	$25,585	$5,599,591
	2016	$653,078	$ —	$2,851,604	$745,500	$33,380	$4,283,562
Matt Gallagher President and Chief Operating Officer(5)	2018	$536,536	$ —	$2,569,374	$749,760	$29,562	$3,885,232
	2017	$503,537	$ —	$2,330,799	$630,000	$21,200	$3,485,536
	2016	$415,687	$ —	$1,527,659	$483,000	$21,200	$2,447,546
Ryan Dalton Executive Vice President— Chief Financial Officer	2018	$464,230	$ —	$1,697,610	$534,204	$26,068	$2,722,112
	2017	$436,153	$ —	$1,631,566	$546,000	$24,856	$2,638,575
	2016	$389,606	$ —	$1,225,299	$441,000	$21,200	$2,077,105
David Dell’Osso(5) Executive Vice President— Chief Operating Officer	2018	$89,519	$200,000	$2,150,811	$121,410	$30,101	$2,591,841

Colin Roberts Executive Vice President— General Counsel	2018	$383,307	$ —	$1,009,372	$441,984	$22,764	$1,857,427
	2017	$366,923	$ —	$932,260	$450,000	$25,859	$1,775,042
	2016	$333,956	$ —	$840,195	$378,000	$21,200	$1,573,351

(1)

The amount in this column reflects the one-time cash sign-on bonus provided to Mr. Dell’Osso in accordance with his employment agreement in connection with the beginning of his employment with us on October 9, 2018.

(2)

The amounts in this column represent the aggregate grant date fair value of the Time-Based Awards and Performance-Based Awards granted to each of our named executive officers, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the assumptions underlying this calculation, please see Note 10 to our consolidated financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For additional information regarding these awards, see the section above entitled “Elements of Compensation—Incentive Compensation—2018 Long-Term Incentive Awards under the LTIP” and the section below entitled “Grants of Plan-Based Awards.”

(3)

Our annual short-term cash incentive program, which is administered under our LTIP, is intended to incentivize our named executive officers to achieve specific financial and operational goals over the course of the year. As such, amounts earned under this program in 2016, 2017 and 2018 are reported in the “Non-Equity Incentive Plan Compensation” column rather than the “Bonus” column.

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Compensation Discussion and Analysis

(4)

Amounts reported in the “All Other Compensation” column include Company contributions to the named executive officers’ 401(k) plan retirement accounts, the value of non-business use of aircraft owned by us, certain security advisory services provided to Mr. Sheffield’s and Mr. Gallagher’s personal security representatives, financial planning services provided at our expense, and the reimbursement or advancement of relocation expenses for Mr. Dell’Osso in accordance with his employment agreement, as shown in the following table.

Name	401(k) Plan Company Matching Contributions (i)	Corporate Aircraft (ii)	Security (iii)	Financial Planning (iv)	Relocation Benefits (v)	Total
Bryan Sheffield	$22,000	$—	$—	$—	$—	$22,000
Matt Gallagher	$22,000	$—	$—	$7,562	$—	$29,562
Ryan Dalton	$22,000	$—	$—	$4,068	$—	$26,068
David Dell’Osso	$7,162	$—	$—	$—	$22,939	$30,101
Colin Roberts	$18,572	$—	$—	$4,192	$—	$22,764

(i)	Amounts included in this column represent the amount of the Company match of 401(k) plan contributions in 2018 for each named executive officer.

(ii)

The amounts in this column represent the aggregate incremental cost to us of our named executive officers’ non-business use of Company-owned aircraft. Consistent with the terms of his time sharing arrangements, Mr. Dalton used Company-owned aircraft for non-business purposes during 2018, but he reimbursed us for such use and the value of the reimbursement, calculated pursuant to his time sharing agreement and in accordance with FAA regulations, exceeded the aggregate incremental cost to us for each such flight. Finally, spouses, dependents, and/or guests of each of Messrs. Sheffield, Gallagher and Dalton flew on Company-owned aircraft in certain instances when unutilized capacity on previously scheduled business flights was available; however, because such use resulted in no incremental cost to the Company, no amounts were attributed to our named executive officers for this limited non-business use. These arrangements are further described above in the section entitled “Elements of Compensation—Other Compensation Elements—Aircraft Usage.” Incremental costs for non-business use of Company-owned aircraft include fuel, contract crewmembers, crew meals, fixed base operator expenses (including temporary hanger fees, landing and ramp fees), catering, and ground transportation.

(iii)

Certain members of the Company’s security staff provided security advisory services to Messrs. Sheffield’s and Gallagher’s personal security representatives in 2018. The Company did not incur any incremental costs for such services.

(iv)	Amounts included in this column represent the value of financial planning services provided to certain of our named executive officers at our expense.

(v)

The amount included in this column represents the value of reimbursement or advancement of actual moving and relocation expenses provided to Mr. Dell’Osso in accordance with his employment agreement and the Company’s relocation policies in connection with his hiring.

(5)	Mr. Dell’Osso’s employment with the Company began on October 9, 2018, at which time he succeeded Mr. Gallagher as Chief Operating Officer and Mr. Gallagher continued to serve as President.

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Compensation Discussion and Analysis

Grants of Plan-Based Awards

The table below includes information about awards granted to our named executive officers during 2018 under our LTIP, including awards under the 2018 short-term cash incentive program, Time-Based Awards and Performance-Based Awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)	(# of Shares)	($)
Bryan Sheffield		—	$972,000	$1,944,000
	2/12/2018				30,137	60,274	120,548		$1,653,919
	2/12/2018							60,274	$1,374,247
Matt Gallagher		—	$550,000	$1,100,000
	2/12/2018				25,571	51,142	102,284		$1,403,336
	2/12/2018							51,142	$1,166,038
Ryan Dalton		—	$427,500	$855,000
	2/12/2018				16,895	33,790	67,580		$927,198
	2/12/2018							33,790	$770,412
David Dell’Osso(5)		—	$427,500	$855,000
	10/9/2018							70,059	$2,150,811
Colin Roberts		—	$353,700	$707,400
	2/12/2018				10,046	20,091	40,182		$551,297
	2/12/2018							20,091	$458,075

(1)

Amounts in these columns represent the target and maximum estimated payouts for awards granted under our 2018 short-term cash incentive program. A threshold payout is not calculable for the non-equity incentive plan awards. The actual value of the bonuses paid to our named executive officers for 2018 under this program can be found above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding the 2018 short-term cash incentive program, please see the section above entitled “Elements of Compensation—Incentive Compensation—Annual Incentive Bonus—2018 Short-Term Cash Incentive Program.”

(2)

Amounts in these columns represent the number of Performance-Based Awards granted in 2018 that would vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of Performance-Based Awards that will vest will not be determinable until the close of the three-year performance period on December 31, 2020 and will depend on our relative total stockholder return performance over that period.

(3)	This column includes the number of Time-Based Awards granted to our named executive officers during 2018.

(4)

The amounts shown in this column represent the grant date fair value of each equity award granted to our named executive officers in 2018 computed in accordance with FASB ASC 718. For additional information regarding the assumptions underlying this calculation, please see Note 10 to our consolidated financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For additional information regarding the Time-Based Awards and Performance-Based Awards reported in this table, please see the section above entitled “Elements of Compensation—Incentive Compensation—2018 Long-Term Incentive Awards under the LTIP.”

(5)

Mr. Dell’Osso’s employment with the Company began on October 9, 2018, and his actual 2018 bonus award was prorated for the portion of the 2018 fiscal year that he was employed by the Company. Mr. Dell’Osso did not receive a Performance-Based Award in 2018.

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Compensation Discussion and Analysis

Outstanding Awards at Fiscal Year End

The awards reported below reflect the restricted stock and RSU awards each named executive officer held as of December 31, 2018:

Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Bryan Sheffield	179,128	$2,862,465	133,715	$2,136,766
Matt Gallagher	118,457	$1,892,943	88,345	$1,411,753
Ryan Dalton	84,578	$1,351,556	60,837	$972,175
David Dell’Osso(4)	70,059	$1,119,543	—	$—
Colin Roberts	52,405	$837,432	35,154	$561,761

(1)

The awards reported in this column include: (i) time-based restricted shares of our Class A common stock granted to our named executive officers, other than Mr. Dell’Osso, on February 12, 2018 and February 16, 2017, (ii) time-based restricted stock units granted to Mr. Dell’Osso on October 9, 2018, and (iii) time-based restricted stock units granted to our named executive officers on February 18, 2016. On February 12, 2018, the time-based restricted stock units granted February 18, 2016 that vest in 2019 were converted into time-based restricted stock awards with the same material terms and conditions as the original restricted stock units, including vesting schedules. For additional information, please see the section above entitled “Tax and Accounting Considerations—Conversion of RSUs.” Generally, each award included in this column, other than the time-based restricted stock unit award granted to Mr. Dell’Osso on October 9, 2018, will vest in full on the third anniversary of the date of grant, subject to the applicable named executive officer’s continued provision of services to us through the date of vesting. Fifty percent of the time-based restricted stock unit award granted to Mr. Dell’Osso will vest on March 1, 2019, and the remaining 50% of such award will vest in substantially equal installments on March 1 of each of 2020 and 2021, subject to Mr. Dell’Osso’s continued provision of services to us through each such vesting date. A summary of the awards included in this column and the applicable vesting schedules is included in the following table:

Name	Vesting Date(s)	Number of Time- Based Awards to Vest
Bryan Sheffield	2/12/2021	60,274
	2/16/2020	51,789
	2/18/2019	67,065
Matt Gallagher	2/12/2021	51,142
	2/16/2020	31,387
	2/18/2019	35,928
Ryan Dalton	2/12/2021	33,790
	2/16/2020	21,971
	2/18/2019	28,817
David Dell’Osso	3/1/2019 (50%) 3/1/2020 (25%) 3/1/2021 (25%)	70,059
Colin Roberts	2/12/2021	20,091
	2/16/2020	12,554
	2/18/2019	19,760

(2)	The amounts in this column were calculated by multiplying the number of awards reported by $15.98, the closing price of our Class A common stock on the NYSE on December 31, 2018.

(3)

The awards reported in this column represent performance-based restricted shares of our Class A common stock granted to our named executive officers, other than Mr. Dell’Osso, on February 12, 2018 and February 16, 2017. The number of outstanding performance-based restricted shares reported reflects the maximum number of shares that could be delivered pursuant to the February 16, 2017 performance-based restricted shares and the threshold number of shares that could be delivered pursuant to the February 12, 2018 performance-based restricted shares. This estimate is calculated based on our relative total stockholder return ranking for the applicable performance period as of December 31, 2018, and is not necessarily indicative of what the payout percentage earned will be at the end of the performance period. Subject to the attainment of

2019 Proxy Statement	33

Compensation Discussion and Analysis

certain performance criteria as discussed above in the section entitled “Elements of Compensation—Incentive Compensation—2018 Long-Term Incentive Awards under the LTIP,” each award is scheduled to vest as described in the table below:

	February 16, 2017 Performance-Based Awards		February 12, 2018 Performance-Based Awards
Name	End of Performance Period	Maximum Number of Performance-Based Awards to Vest	End of Performance Period	Threshold Number of Performance-Based Awards to Vest
Bryan Sheffield	12/31/2019	103,578	12/31/2020	30,137
Matt Gallagher	12/31/2019	62,774	12/31/2020	25,571
Ryan Dalton	12/31/2019	43,942	12/31/2020	16,895
Colin Roberts	12/31/2019	25,108	12/31/2020	10,046

(4)	Mr. Dell’Osso’s employment with the Company began on October 9, 2018, and he did not receive a performance-based equity award in 2018.

Option Exercises and Stock Vested

The table below reflects time-based RSUs and time- and performance-based restricted shares which vested during the fiscal year ended December 31, 2018. We have not granted stock options pursuant to our LTIP since its inception.

	Stock Awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Bryan Sheffield	196,733	$3,646,180
Matt Gallagher	131,603	$2,708,517
Ryan Dalton	109,456	$2,286,373
David Dell’Osso	—	$—
Colin Roberts	81,983	$1,775,409

(1)

The share numbers in this column include (i) time-based RSUs granted to our named executive officers on February 19, 2015, which awards vested on February 19, 2018, (ii) time-based restricted shares of our Class A common stock granted to our named executive officers on May 29, 2014 (other than Mr. Sheffield, who did not receive an award on that date), which awards vested on May 29, 2018, and (iii) performance-based restricted shares converted from performance-based RSUs originally granted on February 18, 2016, which awards became vested at the end of the performance period on December 31, 2018.

(2)

The amounts reflected in this column represent the aggregate market value realized by our named executive officers upon vesting, calculated as the number of shares earned (including shares withheld for tax withholding purposes) multiplied by (i) $23.46 for the time-based restricted stock units that vested on February 19, 2018, (ii) $29.10 for time-based restricted shares that vested on May 29, 2018, or (iii) $15.98 for the performance-based restricted shares that vested at the end of the performance period on December 31, 2018.

Potential Payments Upon Termination or Change of Control

Employment Agreements

As described above in the section entitled “Employment Agreements,” the Employer has entered into employment agreements with each of our named executive officers. Our named executive officers’ employment agreements provide for compensatory payments and benefits upon certain terminations of employment, including termination events following a Change of Control (as defined below). In addition, the employment agreements provide for limited termination and Change of Control protections in connection with certain awards granted pursuant to our LTIP. These provisions allow our named executive officers to more objectively manage the Company and serve as a recruiting and retention tool. Except for our performance-based equity awards, which, pursuant to the employment agreements, vest based on the actual achievement of the applicable performance conditions through the date immediately prior to a Change of Control of the Company, we do not have any arrangements that provide for payments to executives solely upon the occurrence of a Change of Control (i.e., single-trigger arrangements).

34	2019 Proxy Statement

Compensation Discussion and Analysis

The following discussion summarizes the impact of certain termination events or the occurrence of a Change of Control on the benefits each named executive officer is eligible to receive under the employment agreements in effect on December 31, 2018.

Mr. Sheffield

Pursuant to the terms of his employment agreement as of December 31, 2018, Mr. Sheffield would be entitled to accrued but unpaid base salary, reimbursements of properly incurred business expenses, and other employee benefits (the “Accrued Obligations”) in the event his employment were terminated upon the provision of a notice of nonrenewal (either by us or Mr. Sheffield), by us for Cause (as defined below) or by Mr. Sheffield without Good Reason (as defined below), and Mr. Sheffield would forfeit all unvested outstanding equity awards held as of the date of termination.

In the event we were to terminate Mr. Sheffield without Cause, or Mr. Sheffield were to terminate his employment for Good Reason (each, a “Qualifying Termination”), he would be eligible to receive:

•	the Accrued Obligations;

•	continued salary payments for 24 months;

•

a lump sum cash payment equal to two times the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date, which amount would be paid on the first regular pay date immediately following the payment of the last installment of Mr. Sheffield’s salary continuation payments;

•

if Mr. Sheffield were to elect to continue medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement for a period of up to 18 months for the difference between the amount he would pay to effect and continue such coverage and the employee contribution amount that he would pay if he were still an active employee;

•	outplacement services for up to 12 months following the termination date or such time as Mr. Sheffield obtained reasonably comparable employment, whichever is earlier;

•	accelerated vesting of a pro rata portion of Mr. Sheffield’s unvested outstanding time-based equity awards; and

•

vesting of a pro rata portion of Mr. Sheffield’s unvested outstanding performance-based equity awards at the end of the applicable performance period based on the actual achievement of the applicable performance conditions through the end of the performance period.

Pursuant to Mr. Sheffield’s employment agreement, upon a Change of Control, all unvested outstanding performance-based equity awards will immediately vest based on the actual achievement of the applicable performance conditions measured from the first day of the applicable performance period through the date immediately prior to the Change of Control so long as Mr. Sheffield was employed on the date that is immediately prior to the occurrence of the Change of Control.

If Mr. Sheffield experiences a Qualifying Termination within the 24-month period following a Change of Control, then he would be eligible to receive the same benefits that he is eligible to receive in connection with a Qualifying Termination in the absence of a Change of Control, as described above, except that (i) the duration of Mr. Sheffield’s salary continuation payments would increase from 24 to 36 months, (ii) the multiple applicable to Mr. Sheffield’s average annual bonuses for the previous three years would increase from two to three, (iii) all unvested outstanding time-based equity awards held by Mr. Sheffield would be accelerated in full and (iv) the treatment of each unvested grant of performance-based equity awards granted to Mr. Sheffield following a Change of Control will be determined in accordance with the terms of the award agreement applicable to each such award.

In the event Mr. Sheffield is terminated by reason of death or Disability (as defined below), he would be entitled to (i) the Accrued Obligations, (ii) continued base salary through the end of the fiscal year in which such termination occurs, (iii) a pro rata annual bonus for the year in which such termination occurs based on the actual achievement of applicable performance conditions, (iv) accelerated vesting of all unvested outstanding time-based equity awards held by Mr. Sheffield, and (v) accelerated vesting of all unvested outstanding performance-based equity awards held by Mr. Sheffield based on target performance.

Mr. Sheffield’s employment agreement also contains certain restrictive covenants, which requires Mr. Sheffield to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (six months in the event he was terminated by us without Cause or terminated his employment for Good Reason), to refrain from competing with us (except with respect to the operation of certain wells specifically referenced in the agreement) or soliciting our employees. Additionally, Mr. Sheffield’s employment agreement requires the execution of a release to receive the severance benefits (other than the Accrued Obligations) described above. The Letter Agreement that the Company entered into with Mr. Sheffield includes an acknowledgement that none of the compensation arrangements provided for in the Letter Agreement, Mr. Sheffield’s transition from Chief Executive Officer to Executive Chairman or Mr. Sheffield’s transition from Executive Chairman to Chairman of the Board will give rise to a right on Mr. Sheffield’s part to terminate his employment with the Company and its subsidiaries for “Good Reason” (as such term is defined in Mr. Sheffield’s employment agreement).

Messrs. Gallagher, Dalton, Dell’Osso and Roberts

Pursuant to the terms of their employment agreements as of December 31, 2018, Messrs. Gallagher, Dalton, Dell’Osso and Roberts would be entitled to the Accrued Obligations in the event their employment was terminated upon the provision of a notice

2019 Proxy Statement	35

Compensation Discussion and Analysis

of nonrenewal (either by us or by the applicable executive), by us for Cause or by the applicable executive without Good Reason, and Messrs. Gallagher, Dalton, Dell’Osso and Roberts would forfeit all unvested outstanding equity awards held as of the date of termination.

In the event we were to terminate Messrs. Gallagher, Dalton, Dell’Osso or Roberts without Cause, or any of the foregoing executives were to terminate his employment for Good Reason (i.e., a Qualifying Termination), the applicable executive would be eligible to receive:

•	the Accrued Obligations;

•

a lump sum cash payment equal to (i) 1.5 in the case of Mr. Dell’Osso and 1.25 in the case of Messrs. Gallagher, Dalton and Roberts (in each case, the “Severance Multiple”) multiplied by (ii) the sum of (A) the applicable executive’s base salary and (B) the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date (or the period of his employment, if shorter), or, in the case of Mr. Dell’Osso, if no annual bonus has been paid prior to such termination, his target annual bonus in effect as of the termination date shall be used instead;

•

if the applicable executive were to elect to continue medical insurance coverage under COBRA, reimbursement for a period of up to 18 months for the difference between the amount he would pay to effect and continue such coverage and the employee contribution amount that he would pay if he were still an active employee;

•	outplacement services for up to six months following the termination date or such time as the applicable executive obtained reasonably comparable employment, whichever is earlier;

•	accelerated vesting of a pro rata portion of the applicable executive’s unvested outstanding time-based equity awards; and

•

vesting of a pro rata portion of the applicable executive’s unvested outstanding performance-based equity awards at the end of the applicable performance period based on the actual achievement of the applicable performance conditions through the end of the performance period.

Pursuant to the employment agreements, upon a Change of Control, all unvested outstanding performance-based equity awards will immediately vest based on the actual achievement of the applicable performance conditions measured from the first day of the applicable performance period through the date immediately prior to the Change of Control so long as the applicable executive was employed on the date that is immediately prior to the occurrence of the Change of Control.

The employment agreements also provide that, in the event Messrs. Gallagher, Dalton, Dell’Osso or Roberts experience a Qualifying Termination within the 12-month period following a Change of Control, then the applicable executive would be eligible to receive the same benefits that he is eligible to receive in connection with a Qualifying Termination in the absence of a Change of Control, as described above, except that (i) the Severance Multiple will be increased to two for Messrs. Gallagher, Dalton and Roberts and to two and one-quarter for Mr. Dell’Osso (in each case, the “COC Severance Multiple”), (ii) all unvested outstanding time-based equity awards held by the applicable executive would be accelerated in full and (iii) the treatment of each unvested grant of performance-based equity awards granted following a Change of Control will be determined in accordance with the terms of the award agreement applicable to each such award.

In the event the employment of Messrs. Gallagher, Dalton, Dell’Osso or Roberts is terminated by reason of death or Disability, the applicable executive would be entitled to (i) the Accrued Obligations, (ii) continued base salary through the end of the fiscal year in which such termination occurs, (iii) a pro rata annual bonus for the year in which such termination occurs based on the actual achievement of applicable performance conditions, (iv) accelerated vesting of all unvested outstanding time-based equity awards held by the applicable executive, and (v) accelerated vesting of all unvested outstanding performance-based equity awards held by the executive based on target performance.

The employment agreements of Messrs. Gallagher, Dalton, Dell’Osso and Roberts also contain certain restrictive covenants, which require each executive to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (six months in the event he was terminated by us without Cause or terminated his employment for Good Reason), to refrain from competing with us or soliciting our employees. Additionally, the employment agreements of Messrs. Gallagher, Dalton, Dell’Osso and Roberts require the execution of a release to receive the severance benefits (other than the Accrued Obligations) described above.

Employment Agreement Defined Terms

As used in the employment agreements, “Cause” generally means: (i) violation of our substance abuse policy; (ii) refusal or inability (other than by reason of death or Disability) to perform the duties assigned to the executive; (iii) acts or omissions evidencing a violation of the executive’s duties of loyalty and good faith, candor, fair and honest dealing, integrity, or full disclosure to us, as well as any acts or omissions which constitute self-dealing; (iv) willful disobedience of lawful orders, policies, regulations, or directives issued to the employee; (v) conviction or commission of a felony, a crime of moral turpitude, or a crime that could reasonably be expected to impair the ability of the executive to perform his duties; (vi) breach of any part of the employment agreement by the executive (or, in the case of Mr. Dell’Osso, any other agreement between the Company and the executive); (vii) revocation or suspension of any necessary license or certification; (viii) generation of materially incorrect financial, geological, seismic or engineering projections, compilations or reports; or (ix) a false statement by the executive to obtain his position, in each case as determined by the Board (or, in the case of Mr. Dell’Osso, the Company) in good faith and in its sole and absolute discretion.

36	2019 Proxy Statement

Compensation Discussion and Analysis

As used in the employment agreements, “Good Reason” generally means: (i) a material diminution in the executive’s base compensation; (ii) a material diminution in the executive’s authority, duties, or responsibilities; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, in each case, without the employee’s consent. Mr. Sheffield’s employment agreement provides that a requirement that he begin reporting to a corporate officer or employee rather than directly to our Board or a material diminution in the budget over which he retains authority would also constitute a “Good Reason.” The executive must provide written notice to us and we must be given an opportunity to resolve the issue prior to terminating his employment for Good Reason.

As used in the employment agreements, “Disability” generally means the executive’s inability to perform the essential functions of his position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 90 days (whether or not consecutive) during any period of 365 consecutive days.

As used in the employment agreements, “Change of Control” generally means the occurrence of any of the following events:

(i) A “change in the ownership of the company,” which would occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in us that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.

(ii) A “change in the effective control of the company,” which would occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of our stock possessing 35% or more of the total voting power of our stock; or (B) a majority of the members of our Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board prior to the date of the appointment or election.

(iii) A “change in the ownership of a substantial portion of the company’s assets,” which would occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

If, at the time the employment agreements were entered into, any person or persons already met one of the ownership thresholds enumerated above, the acquisition of additional shares, assets, or control would not be considered a “Change of Control.” A Change of Control of the entity for whom an employee performs services, of an entity that is a stockholder owning more than 50% of our total fair market value or total voting power (a “majority stockholder”), or of any entity in a chain of entities in which each entity is a majority stockholder of another entity in the chain, ending in us, would also constitute a “Change of Control.”

The foregoing description is not intended to be a comprehensive summary of the employment agreements and is qualified in its entirety by reference to such agreements, which are on file with the SEC.

2019 Proxy Statement	37

Compensation Discussion and Analysis

Quantification of Benefits under the 2018 Employment Agreements

The following table sets forth the payments and benefits that each named executive officer would have been eligible to receive in the event certain terminations of employment or a Change of Control of the Company had occurred on December 31, 2018, over and above any payments or benefits he otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company.

Executive	Termination of Employment by the Company Without Cause or by Executive for Good Reason ($)		Termination of Employment by Death or Disability ($)		Termination by Company Without Cause or by Executive for Good Reason following Change of Control ($)(1)		Termination of Employment by the Company For Cause, by Notice of Non- Renewal, or by Executive Without Good Reason ($)	Change of Control ($)
Bryan Sheffield
Cash Payments	$3,088,200	(2)	$1,094,970	(3)	$4,632,300	(4)	—	—
Accelerated Equity	$2,597,485	(5)	$4,653,232	(6)	$2,862,465	(7)	—	$1,158,630	(8)
Reimbursement of COBRA Premiums (9)	$31,557		—		$31,557		—	—
Outplacement Services	$16,000		—		$16,000		—	—
Total	$5,733,242		$5,748,202		$7,542,322		$—	$1,158,630
Matt Gallagher
Cash Payments	$1,246,250	(2)	$708,510	(3)	$1,994,000	(4)	—	—
Accelerated Equity	$1,570,946	(5)	$3,211,756	(6)	$1,892,943	(7)	—	$702,193	(8)
Reimbursement of COBRA Premiums (9)	$31,557		—		$31,557		—	—
Outplacement Services	$8,000		—		$8,000		—	—
Total	$2,856,753		$3,920,266		$3,926,500		$—	$702,193
Ryan Dalton
Cash Payments	$1,096,438	(2)	$504,813	(3)	$1,754,300	(4)	—	—
Accelerated Equity	$1,146,230	(5)	$2,242,617	(6)	$1,351,556	(7)	—	$491,529	(8)
Reimbursement of COBRA Premiums (9)	$31,557		—		$31,557		—	—
Outplacement Services	$8,000		—		$8,000		—	—
Total	$2,282,225		$2,747,430		$3,145,413		$—	$491,529
David Dell’Osso
Cash Payments	$1,353,750	(2)	$114,730	(3)	$2,030,625	(4)	—	—
Accelerated Equity	$107,593	(5)	$1,119,543	(6)	$1,119,543	(7)	—	$—	(8)
Reimbursement of COBRA Premiums (9)	$31,557		—		$31,557		—	—
Outplacement Services	$8,000		—		$8,000		—	—
Total	$1,500,900		$1,234,273		$3,189,725		$—	$—
Colin Roberts
Cash Payments	$914,625	(2)	$417,667	(3)	$1,463,400	(4)	—
Accelerated Equity	$708,953	(5)	$1,359,099	(6)	$837,432	(7)	—	$280,864	(8)
Reimbursement of COBRA Premiums (9)	$31,557		—		$31,557		—
Outplacement Services	$8,000		—		$8,000		—
Total	$1,663,135		$1,776,766		$2,340,389		$—	$280,864

(1)

A termination in connection with a Change of Control must occur within 12 months of the Change of Control for Messrs. Gallagher, Dalton, Dell’Osso and Roberts and within 24 months of the Change of Control for Mr. Sheffield.

(2)

These amounts are calculated based upon the sum of (i) the applicable executive’s base salary in effect as of December 31, 2018 and (ii) the value of the average of the three most recent annual bonuses actually paid to the executive in the three-year period preceding termination of employment (or in the case of Mr. Dell’Osso, his target bonus in effect as of December 31, 2018), in the case of Messrs. Gallagher, Dalton, Dell’Osso and Roberts, multiplied by the applicable executive’s Severance Multiple, and, in the case of Mr. Sheffield, multiplied by two. For Mr. Sheffield, the portion attributable to his base salary will be paid over a 24-month period in accordance with our normal payroll practice, and the portion attributable to the average of his three most recent annual bonuses will be paid in lump sum. For each of our other named executive officers, these amounts will be paid in lump sum.

38	2019 Proxy Statement

Compensation Discussion and Analysis

(3)

These amounts reflect the pro rata portion of the 2018 annual bonus based on the actual achievement of applicable performance conditions. Because we have assumed that the termination of employment due to death or disability occurred on December 31, 2018, these amounts reflect the full 2018 annual bonus actually received by our named executive officers based on the actual achievement of applicable performance conditions, as determined by the Compensation Committee in February 2019. In addition, upon a termination due to death or disability, pursuant to the employment agreements in effect as of December 31, 2018, our named executive officers (other than Mr. Dell’Osso) would generally have been eligible to receive continued base salary through the end of the fiscal year in which such termination occurs; however, because we have assumed that the termination of employment occurred on December 31, 2018, no salary continuation payments are reflected in the above table.

(4)

These amounts are calculated based upon the sum of (i) the applicable executive’s base salary in effect as of December 31, 2018 and (ii) the value of the average of the three most recent annual bonuses actually paid to the executive in the three-year period preceding termination of employment (or in the case of Mr. Dell’Osso, his target bonus in effect as of December 31, 2018), in the case of Messrs. Gallagher, Dalton, Dell’Osso and Roberts, multiplied by the applicable executive’s COC Severance Multiple, and, in the case of Mr. Sheffield, multiplied by three. For Mr. Sheffield, the portion attributable to his base salary will be paid over a 36-month period in accordance with our normal payroll practice, and the portion attributable to the average of his three most recent annual bonuses will be paid in lump sum. For each of our other named executive officers, these amounts will be paid in lump sum.

(5)

These amounts reflect the pro rata portion of all time- and performance-based equity awards that would become vested upon a Qualifying Termination. These amounts were calculated by multiplying the pro rata portion of all time-based awards outstanding as of December 31, 2018 and a pro rata portion of all performance-based awards outstanding as of December 31, 2018 determined based on actual performance as of December 31, 2018, in each case, by $15.98, the closing price of our Class A common stock on the NYSE on December 31, 2018. Following a Qualifying Termination, actual payouts with respect to the performance-based awards would not be determined until the end of the applicable performance period in accordance with the terms of the applicable agreement, and, therefore, these amounts reflect estimated payouts for the performance-based awards based on actual performance as of December 31, 2018.

(6)

These amounts reflect all unvested time-based awards and the target number of all performance-based awards held by our named executive officers on December 31, 2018, which would vest upon death or disability, calculated by multiplying the total number of such awards by $15.98, the closing price of our Class A common stock on the NYSE on December 31, 2018.

(7)

These amounts are calculated by multiplying the number of all time-based awards outstanding as of December 31, 2018 by $15.98, the closing price of our Class A common stock on the NYSE on December 31, 2018. These amounts do not include the value of accelerated performance-based awards, which vest upon the occurrence of a Change of Control based on actual performance achievement through the date immediately preceding the Change of Control. The estimated value of the performance-based awards payable upon a Change of Control is reported in the column entitled “Change of Control” in the table above.

(8)

These amounts reflect the number of performance-based awards held by our named executive officers that would vest based on actual performance if a Change of Control occurred on December 31, 2018. These amounts were calculated by multiplying the number of performance-based awards that would vest on December 31, 2018 based on the achievement of the applicable performance criteria as of such date by $15.98, the closing price of our Class A common stock on the NYSE on December 31, 2018.

(9)	The COBRA reimbursement amount is based on January 2019 monthly premiums, which are assumed to remain the same for 18 months for purposes of this table.

Quantification of Benefits under the 2019 Employment Agreements

As discussed above in the section entitled “Employment Agreements—Other Named Executive Officer Employment Agreements,” Messrs. Gallagher, Dalton and Roberts have entered into the 2019 Employment Agreements, which became effective as of January 1, 2019. The 2019 Employment Agreements generally provide for the same severance benefits Messrs. Gallagher, Dalton and Roberts were eligible to receive under their employment agreements in effect on December 31, 2018, except that (i) the applicable Severance Multiple in connection with a Qualifying Termination was increased from one and one-quarter to two, in the case of Mr. Gallagher, and one and one-half, in the case of Messrs. Dalton and Roberts, (ii) the applicable COC Severance Multiple in connection with a Qualifying Termination within the 12-month period following a Change of Control was increased from two to three, in the case of Mr. Gallagher, and two and one-quarter, in the case of Messrs. Dalton and Roberts and (iii) upon a termination of employment due to death or disability, Messrs. Gallagher, Dalton and Roberts are no longer eligible to receive continued base salary payments through the end of the fiscal year in which such termination occurs. In addition, in connection with a Qualifying Termination or a Qualifying Termination within the 12-month period following a Change of Control, Mr. Gallagher is eligible to receive outplacement services for up to 12 months, which amount was increased from six months as provided in his prior employment agreement that was in effect on December 31, 2018. Please see “Employment Agreements—Other Named Executive Officer Employment Agreements” for a discussion of the 2019 Employment Agreements.

2019 Proxy Statement	39

Compensation Discussion and Analysis

The following table sets forth the payments and benefits that Messrs. Gallagher, Dalton and Roberts would have been eligible to receive pursuant to the 2019 Employment Agreements had such agreements been in effect as of December 31, 2018. The amounts reflected in the table below assume the same levels of compensation (including base salary and target bonus) that were in effect for Messrs. Gallagher, Dalton and Roberts as of December 31, 2018. The following table only reflects the payments and benefits that Messrs. Gallagher, Dalton and Roberts would be eligible to receive in connection with a Qualifying Termination or a Qualifying Termination within the 12-month period following a Change of Control. The payments and benefits that they would have been eligible to receive in connection with any other termination of employment or upon a Change of Control of the Company would have been the same under their 2019 Employment Agreements as under their employment agreements that were in effect as of December 31, 2018. The payments and benefits that Messrs. Gallagher, Dalton and Roberts would have been eligible to receive in such circumstances are described above in the section entitled “Quantification of Benefits under the 2018 Employment Agreements.”

Executive	Termination of Employment by the Company Without Cause or by Executive for Good Reason ($)		Termination by Company Without Cause or by Executive for Good Reason following Change of Control ($)(1)
Matt Gallagher
Cash Payments	$1,994,000	(2)	$2,991,000	(3)
Accelerated Equity	$1,570,946	(4)	$1,892,943	(5)
Reimbursement of COBRA Premiums (6)	$31,557		$31,557
Outplacement Services	$16,000		$16,000
Total	$3,612,503		$4,931,500
Ryan Dalton
Cash Payments	$1,315,725	(2)	$1,973,588	(3)
Accelerated Equity	$1,146,230	(4)	$1,351,556	(5)
Reimbursement of COBRA Premiums (6)	$31,557		$31,557
Outplacement Services	$8,000		$8,000
Total	$2,501,512		$3,364,701
Colin Roberts
Cash Payments	$1,097,550	(2)	$1,646,325	(3)
Accelerated Equity	$708,953	(4)	$837,432	(5)
Reimbursement of COBRA Premiums (6)	$31,557		$31,557
Outplacement Services	$8,000		$8,000
Total	$1,846,060		$2,523,314

(1)	A termination in connection with a Change of Control must occur within 12 months of the Change of Control.

(2)

These amounts are calculated based upon the sum of (i) the applicable executive’s base salary in effect as of December 31, 2018 and (ii) the value of the average of the three most recent annual bonuses actually paid to the executive in the three-year period preceding termination of employment, in the case of Messrs. Dalton and Roberts, multiplied by one and one-half, and, in the case of Mr. Gallagher, multiplied by two, payable in a lump sum.

(3)

These amounts are calculated based upon the sum of (i) the applicable executive’s base salary in effect as of December 31, 2018 and (ii) the value of the average of the three most recent annual bonuses actually paid to the executive in the three-year period preceding termination of employment, in the case of Messrs. Dalton and Roberts, multiplied by two and one-quarter, and, in the case of Mr. Gallagher, multiplied by three, payable in a lump sum.

(4)

These amounts reflect the pro rata portion of all time- and performance-based equity awards that would become vested upon a Qualifying Termination. These amounts were calculated by multiplying the pro rata portion of all time-based awards outstanding as of December 31, 2018 and a pro rata portion of the performance-based awards outstanding as of December 31, 2018, determined based on actual performance as of December 31, 2018, in each case, by $15.98, the closing price of our Class A common stock on the NYSE on December 31, 2018. Following a Qualifying Termination, actual payouts with respect to the performance-based awards would not be determined until the end of the applicable performance period in accordance with the terms of the applicable agreement, and, therefore, these amounts reflect estimated payouts for the performance-based awards based on actual performance as of December 31, 2018.

(5)

These amounts are calculated by multiplying the number of all time-based awards outstanding as of December 31, 2018 by $15.98, the closing price of our Class A common stock on the NYSE on December 31, 2018. These amounts do not include the value of accelerated performance-based awards, which vest upon the occurrence of a Change of Control based on actual

40	2019 Proxy Statement

Compensation Discussion and Analysis

performance achievement through the date immediately preceding the Change of Control. The estimated value of the performance-based awards payable upon a Change of Control is reported in the column entitled “Change of Control” in table set forth in the section above entitled “Quantification of Benefits under the 2018 Employment Agreements.”

(6)	The COBRA reimbursement amount is based on January 2019 monthly premiums, which are assumed to remain the same for 18 months for purposes of this table.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of Mr. Sheffield, our Chief Executive Officer in 2018.

For 2018, our last completed fiscal year:

•	The median of the total annual compensation of all employees of the Company (other than our Chief Executive Officer) was $144,221; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table above, was $5,037,347.

Based on this information, for 2018, the ratio of the annual total compensation of Mr. Sheffield to the median of the annual total compensation of all employees was reasonably estimated to be 35 to 1.

Methodology and Assumptions

The median total annual compensation represented above reflects the 2018 compensation actually paid to an individual employed by us whose compensation reflects the median level of compensation paid to all of our employees. We refer to such individual as our “median employee.” Pursuant to SEC rules, we used the same median employee for the pay ratio calculation above as we used in our pay ratio disclosure in our proxy statement relating to our 2018 annual meeting of stockholders, originally filed with the SEC on April 6, 2018. We determined that there were no changes to our employee population or compensation arrangements in 2018 that we reasonably believe would significantly affect our pay ratio disclosure if the same median employee was used. While our total employee population grew by approximately 15% from December 31, 2017 to December 31, 2018, we determined that such growth would not have a significant impact on our pay ratio disclosure, as our new employees were proportionately distributed among all compensation levels.

Median Employee Determination

In initially identifying our median employee following 2017 fiscal year end, we took the following steps:

Employee Population Determination Date. We selected December 31, 2017 as the date on which to establish our employee population for purposes of identifying our median employee. As of December 31, 2017, our employee population consisted of approximately 460 individuals, including all individuals employed by the Company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal, or temporary workers.

This population did not include independent contractors engaged by the Company. All of our employees are located in the United States.

Identifying Our Median Employee using a Consistently Applied Compensation Measure. In identifying our median employee, we utilized the annual total compensation for each employee as reported in Box 1 of each employee’s Form W-2 provided to the Internal Revenue Service for 2017 (“W-2 Compensation”) with the following modifications:

•

For individuals employed for all of 2016 and 2017, we used W-2 Compensation less the value of any equity award vesting events that occurred in 2017 plus the grant date fair value of any equity awards granted to such individuals in 2017. We made this adjustment to capture the value of equity awards in the year of grant, as opposed to the year of vesting, because we believe grant date fair value is more representative of the Company’s cyclical grant practices, and such adjustments provide a better comparison to employees hired in 2016 or 2017 that did not have any equity awards vest in 2017.

•

We used the same compensation measure for individuals employed for a portion of 2016 and all of 2017, except we annualized the amount of such individuals’ annual bonuses earned for 2016 that were paid in the first quarter of 2017. For individuals hired in 2016, actual annual bonus amounts for 2016 that were paid in 2017 were prorated based on the portion of 2016 that such individuals were employed by the Company. We believe this adjustment is more reflective of the annual compensation that will be received by such individuals going forward and provides a more commensurate compensation measure in determining the median of the total annual compensation of all our employees.

•

For the employees hired during 2017, we annualized the compensation received by each such employee in 2017 to establish a more direct comparison to the annual total compensation of our employees that were employed for all of 2017. Such annualization adjustments included target annual bonus amounts for the employees hired in 2017 to more closely approximate the compensation such employees would have received had they been employed by the Company for all of 2017 and to compare such annualized amounts with the annual total compensation of our other employees.

2019 Proxy Statement	41

Compensation Discussion and Analysis

No cost-of-living adjustments were made in identifying our median employee. In addition, any relocation payments or one-time signing bonuses received by our employees were excluded from the total annual compensation calculations, as we believe such non-routine payments are not reflective of the total annual compensation received by our employees.

We believe the above methodology provided a reasonable basis for determining each employee’s total annual compensation as well as an economical method of evaluating our employee population’s total annual compensation and identifying our median employee. The forgoing calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2017, to identify our median employee.

Determining the CEO Pay Ratio

We calculated each element of our median employee’s annual compensation for 2018 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, which resulted in annual total compensation of $144,221. The compensation assumptions originally used to identify our median employee last year were not used to calculate this figure, which was calculated strictly pursuant to the applicable SEC rules identified in the preceding sentence. Similarly, the 2018 annual total compensation of our CEO was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table above.

2018 Director Compensation

Bryan Sheffield, our Executive Chairman, and Matt Gallagher, our President and Chief Executive Officer, are members of our Board but are employed by us, and, as such, they receive no additional compensation for their service on our Board.

Attracting and retaining qualified non-employee directors is critical to the future value growth and governance of the Company. For the first half of 2018, our non-employee directors received the following compensation on a prorated basis:

•	An annual cash retainer of $90,000;

•	An annual cash retainer of (i) $15,000 for the Audit Committee Chairman; (ii) $15,000 for the Compensation Committee Chairman; and (iii) $10,000 for the Nominating and Governance Committee Chairman;

•	An annual equity grant consisting of restricted stock with a value equal to approximately $170,000, which award will vest in full on the first anniversary of the grant date; and

•	An additional annual cash retainer of $30,000 for the Lead Director.

Each director is also reimbursed for (i) travel and expenses associated with the attendance of meetings and activities of our Board or its committees, and (ii) travel and expenses related to each director’s participation in general education and orientation programs for directors.

In April 2018, the Compensation Committee evaluated director compensation in light of our updated peer group. Based on its review of the director compensation of our peers and market data supplied by Meridian, and the increased responsibilities of the Board in light of our continued growth and maturation, the Compensation Committee modified our director compensation program as indicated below, effective as of May 28, 2018. Our non-employee directors received the following compensation on a prorated basis for the remainder of 2018:

•	An annual cash retainer of $90,000;

•	An annual cash retainer of (i) $20,000 for the Audit Committee Chairman; (ii) $20,000 for the Compensation Committee Chairman; and (iii) $15,000 for the Nominating and Governance Committee Chairman;

•	An annual equity grant consisting of restricted stock with a value equal to approximately $170,000, which award will vest in full on the first anniversary of the grant date; and

•	An additional annual cash retainer of $30,000 for the Lead Director.

Each director is also reimbursed for (i) travel and expenses associated with the attendance of meetings and activities of our Board or its committees, (ii) travel and expenses related to each director’s participation in general education and orientation programs for directors, and (iii) financial and tax counseling services up to $15,000.

Consistent with the director compensation program described above, on June 1, 2018, the Compensation Committee made grants of 5,515 restricted shares of our Class A common stock to each of our non-employee directors. These awards of restricted stock will vest in full on the first anniversary of the date of grant and are subject to forfeiture pursuant to the terms of the notice of grant and award agreement under which they were granted as well as the terms of the LTIP prior to that date.

42	2019 Proxy Statement

Compensation Discussion and Analysis

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
A.R. Alameddine	$137,500	$156,130	$—	$293,630
Ronald Brokmeyer	$90,000	$156,130	$—	$246,130
William Browning	$107,500	$156,130	$9,300	$272,930
Dr. Hemang Desai	$90,000	$156,130	$—	$246,130
Karen Hughes	$90,000	$156,130	$9,450	$255,580
David H. Smith	$102,500	$156,130	$—	$258,630
Jerry Windlinger	$90,000	$156,130	$—	$246,130

(1)

The amounts in this column represent annual cash retainers and meeting fees earned and paid with respect to 2018. In February 2019, the Compensation Committee approved an annual cash retainer of $10,000 for each Co-Chairman of the Reserves Committee.

(2)

The amounts in this column represent the aggregate grant date fair value of the restricted shares granted during 2018 to each director, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. These amounts were calculated based on the closing market price for our shares on the NYSE on the date of grant. For additional information regarding the assumptions underlying this calculation, please see Note 10 to our consolidated financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Our directors do not hold any stock option awards in the Company. On December 31, 2018, all of our non-employee directors held 5,515 outstanding and unvested restricted shares of our Class A common stock.

(3)

The amount in this column for Mr. Browning represents the cost of certain tax counseling expenses paid for by the Company. The amount in this column for Ms. Hughes reflects compensation received by Ms. Hughes for providing speechwriting and communications consulting services to the Company. Ms. Hughes did not provide these services to the Company in her capacity as a director.

Director Stock Ownership Guidelines

Upon the recommendation of the Nominating and Governance Committee, in 2018 the Board adopted revised stock ownership guidelines for non-employee directors and executives. The details of our stock ownership guidelines applicable to non-employee directors are outlined below. For information regarding the stock ownership guidelines applicable to our executives, including our named executive officers, please see the section of our Compensation Discussion and Analysis entitled “Stock Ownership Guidelines.” The majority of our directors own sufficient stock to satisfy our director stock ownership guidelines. Depending on the applicable director’s date of appointment to our Board, individual directors have three to four years remaining to acquire sufficient stock to satisfy these director stock ownership guidelines.

Feature	Non-Employee Directors
Ownership Multiple	5x annual cash retainer
Years to Meet Requirement	Five years from the date the applicable individual becomes a non-employee director
Shares that Count Towards Requirement	• Shares owned directly • Shares beneficially owned with immediate family members • Unvested time-based RSUs and shares of restricted stock
Shares that Do Not Count Towards Requirement	• Unvested performance-based RSUs and shares of restricted stock • Unexercised stock options
Restrictions on the Transfer of Shares Prior to Meeting Requirements

Non-employee directors are required to retain 100% of shares acquired upon the vesting of RSUs or restricted stock and/or the exercise of stock options until the required ownership multiple is met.

Exceptions to this requirement are available for (i) the sale of shares acquired upon the vesting of equity awards or the exercise of stock options to satisfy applicable tax obligations, and (ii) subject to approval by the Compensation Committee, (a) financial hardship, (b) significant declines in the value of the Company’s stock, and (c) other unusual situations.

2019 Proxy Statement	43

Compensation Discussion and Analysis

Nonqualified Deferred Compensation Plan

On December 21, 2018, the Board adopted the Parsley Energy, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is an unfunded nonqualified deferred compensation plan and is administered by the Compensation Committee. At this time, only non-employee directors are eligible to participate in the Deferred Compensation Plan; however, the Compensation Committee may in the future permit eligible employees serving in the position of Vice President or a more senior position to participate in the Deferred Compensation Plan.

Under the Plan and in accordance with applicable tax laws and the procedures established by the Compensation Committee, non-employee director participants may elect to defer the receipt of all or a designated portion of annual retainers and meeting fees. In addition, our non-employee directors may elect to defer receipt of all or a designated amount of RSUs granted under the LTIP. In addition to elective deferrals, the Deferred Compensation Plan also permits the Company to make matching and discretionary contributions to participant accounts, as the Company may determine from time to time in its sole discretion. Participants are fully vested at all times in their elective deferrals and Company matching and discretionary contributions. Deferred cash amounts are notionally invested in the available investment options elected by the participant, and all deferred RSUs are notionally invested in shares of the Company’s Class A common stock.

Generally, payment of deferred amounts are made (or commence in the case of installments) on the first scheduled payment date following the earliest to occur of (i) the distribution date specified in the participant’s deferral election, (ii) the participant’s “separation from service,” (iii) the participant’s death, (iv) the participant’s “disability,” and (v) the occurrence of a “change in control” (each quoted term as defined in the Deferred Compensation Plan). Scheduled payment dates are March 1 and September 1 of each year. All payments under the Deferred Compensation Plan payable in connection with a participant’s separation from service will be subject, if applicable, to delay to the extent required by Section 409A of the Code. Participants may elect to receive payment in a lump sum or pursuant to a permissible installment schedule selected by the Compensation Committee.

44	2019 Proxy Statement

Equity Compensation Plan Information

The following table sets forth information about our Class A common stock that may be issued under equity compensation plans as of December 31, 2018:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	723,355	$—	9,107,364
Total	723,355	$—	9,107,364

(1)

This column reflects all shares subject to time-based restricted stock units granted under the LTIP that were outstanding and unvested as of December 31, 2018. No stock options or warrants have been granted under the LTIP.

(2)	No stock options have been granted under the LTIP, and the restricted stock units reflected in column (a) are not reflected in this column as they do not have an exercise price.

(3)	This column reflects the total number of shares remaining available for issuance under the LTIP as of December 31, 2018.

Our only equity compensation plan is the LTIP. The LTIP was approved by our stockholders prior to our IPO but has not been approved by our public stockholders. For a description of the LTIP, please read Note 10 to our consolidated financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. In addition, a detailed description of the terms of the LTIP is available in our registration statement on Form S-1/A, filed on May 12, 2014, under the heading “Executive Compensation—2014 Long Term Incentive Plan.”

2019 Proxy Statement	45

Compensation Committee Interlocks and Insider Participation

During 2018, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or Compensation Committee. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

46	2019 Proxy Statement

Corporate Governance

Corporate Governance Guidelines

The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following subjects, among others:

•	the size of the Board;

•	qualifications and independence standards for the Board;

•	director responsibilities;

•	Board leadership;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	director compensation;

•	annual performance evaluations and succession planning;

•	review of governance policies, including the Company’s Code of Business Conduct and Ethics, a copy of which is posted on the Company’s website at www.parsleyenergy.com;

•	stockholder communications with directors; and

•	access to independent advisors, senior management and other employees.

The Corporate Governance Guidelines are posted on the Company’s website at www.parsleyenergy.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Proxy Access

In October 2018, the Board amended and restated the Company’s bylaws to permit a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least three years, subject to certain limitations, to nominate and include in the Company’s proxy statement director candidates constituting up to the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s bylaws. For the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), notice of proxy access nomination must be delivered to Parsley Energy, Inc., Attn: General Counsel, 303 Colorado Street, Suite 3000, Austin, Texas 78701 no later than the close of business on December 10, 2019 and no earlier than November 10, 2019. If the 2020 Annual Meeting is moved more than 30 days prior to or more than 60 days after the one year anniversary of the 2019 Annual Meeting, then to be timely, a notice of proxy access nomination must be received by the Company no earlier than the close of business on the 150th day prior to the 2020 Annual Meeting and no later than the close of business on the later of (a) the 120th day prior to the 2020 Annual Meeting and (b) the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Stockholder Engagement

We value our relationship with our stockholders and regularly solicit feedback from them on corporate governance, sustainability, executive compensation and other important matters. Our management meets with our largest stockholders throughout the year to discuss the issues that matter most to them. During 2018, our management engaged with non-affiliate stockholders collectively representing more than a majority of the Company’s outstanding shares of common stock. We also solicited feedback from representatives of the proxy advisory firms, Institutional Shareholder Services Inc. and Glass Lewis & Co. We share the feedback received with our Board and its committees to enhance our governance practices and transparency of those practices to our stockholders. We review the voting results of our most recent annual meeting of stockholders, the stockholder feedback received through our engagement process, the governance and disclosure practices of our peers and other large companies, and current trends in governance as we consistently consider enhancements to our governance and disclosure practices.

After considering feedback received from our stockholder engagement process and our review of our governance and disclosure practices, our Company:

•	Adopted a bylaw amendment to provide proxy access to our stockholders

•	Separated the roles of Chairman of the Board and Chief Executive Officer

•	Adopted a compensation clawback policy

2019 Proxy Statement	47

Corporate Governance

•	Enhanced our disclosure regarding the background, skills, qualifications and experience of our directors

•	Enhanced our website disclosure regarding environmental stewardship and our commitment to operate responsibly, safely and sustainably

•	Demonstrated commitment to Board diversity, including through the appointment of a highly qualified woman director with significant and varied areas of experience

•

Adopted a bylaw amendment to provide for majority voting in an uncontested director election and the required offer of resignation of an incumbent director if he or she is not elected by a majority of the votes cast

•	Committed to publish an inaugural sustainability report in 2019

•	Began requiring that each director enter into a director agreement that reinforces director fiduciary duties

•

Added cash return on capital invested as a quantitative performance metric for the 2019 short-term incentive program to support the Company’s strategic goal of achieving free cash flow generation through efficient capital development

Succession Planning

The Nominating and Governance Committee regularly meets to discuss the Company’s succession plan and to (i) identify, and periodically update, the qualities and characteristics necessary for an effective Chief Executive Officer and (ii) review the development and progression of potential candidates against these standards. In addition, the Nominating and Governance Committee regularly consults with the Chief Executive Officer on senior management succession planning and advises the Board with respect to the Company’s succession plan.

During 2018, following a deliberate and diligent process, the Nominating and Governance Committee recommended to the Board, and the Board approved, a Chief Executive Officer succession plan. Pursuant to the succession plan, effective as of January 1, 2019, Mr. Sheffield stepped down from his position as our Chief Executive Officer and began serving as an officer of the Company in the role of Executive Chairman. Matt Gallagher, who previously served as our President and Chief Operating Officer, succeeded Mr. Sheffield as our Chief Executive Officer and was appointed President and Chief Executive Officer. Mr. Sheffield is expected to continue as Executive Chairman through December 31, 2020 or such other time as the Board may determine, at which time he will retire as an employee and officer of the Company but continue serving as Chairman of the Board, a non-employee director position. In connection with the succession plan, the roles of Chairman of the Board and Chief Executive Officer were separated. We believe that separating these positions will allow Mr. Gallagher to focus on our day-to-day business and operations, while allowing Mr. Sheffield, in accordance with the succession plan, to focus his energies on the Company’s strategic initiatives and leading the Board in its fundamental role of providing advice to and oversight of management. Mr. Sheffield will also remain involved in key matters, such as strategic transactions, the preparation of the Company’s development plan and annual budget, representing the Company before key stakeholders and continuing to advise Mr. Gallagher and other members of the senior management team.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent and effective oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate, and recommend to the Board director nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board duties; and who are likely to be able to serve on the Board for a sustained period.

While the Board does not have a formal policy on diversity, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes that appointing directors with a diverse range of expertise, backgrounds and skillsets fosters robust and insightful discussion amongst directors, and provides our management with an invaluable opportunity to learn from a variety of unique perspectives and experiences. While the Nominating and Governance Committee regularly evaluates the composition of the Board utilizing a comprehensive director skills matrix that identifies directors’ and potential directors’ key qualifications, skills, attributes and diversity characteristics, it believes it has achieved that balance through the representation on the Board of members having experience in the oil and gas industry, accounting and investment analysis, strategic planning, legal and corporate governance, communications and public policy, and risk management, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

48	2019 Proxy Statement

Corporate Governance

In identifying potential director candidates, the Nominating and Governance Committee solicits recommendations from existing directors and senior management to be considered by the Nominating and Governance Committee along with any recommendations that have been received from stockholders as discussed in more detail below. The Nominating and Governance Committee may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.

The Board holds executive sessions on a regular basis, providing the independent directors with the opportunity to identify and evaluate issues facing us, and engage in a frank and candid dialogue without management being present. In February 2019, the Nominating and Governance Committee, in connection with its annual review of the efficacy of the Board’s leadership structure, determined to recommend to the Board that Mr. Alameddine continue as the Board’s independent Lead Director. The Board adopted the recommendation of the Nominating and Governance Committee at its February 2019 meeting and Mr. Alameddine’s continued service as Lead Director of the Board was approved.

As Lead Director, Mr. Alameddine provides, in conjunction with the Chairman, leadership and guidance to the Board, and also:

•	presides at all meetings of the Board at which the Chairman is not present;

•	presides at the executive sessions of the independent directors, and has the authority to call such executive sessions;

•	serves as liaison between the Chairman of the Board and independent directors of the Board; and

•	leads the discussions for the meetings of the independent directors in executive session and provides the independent directors’ guidance and feedback to our management team.

Classified Board Structure

In consultation with the Board, the Nominating and Governance Committee has determined that a classified board structure continues to be appropriate for the Company at this time. A classified board provides for stability, continuity and experience within our Board. In our industry in particular, long-term focus is critical. The long time horizons required for successful exploration, development and production of oil and natural gas resources make it vital that we have a Board that understands the nature and implications of these processes and has the ability to oversee the development and implementation of long-term strategies informed by an in-depth knowledge of the Company’s business and operations. A classified board structure helps promote the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the Company’s long-term value and success. In this regard, we believe that longer terms for our directors enhance director independence from both management and stockholder special interest groups.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director, any committee of the Board or our non-management directors as a group, by writing to them c/o General Counsel, Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with us, including the nature and extent of any business, employment or familial relationships between us and each director and/or any person or entity with which they are affiliated, the Board affirmatively determined that each of Messrs. Alameddine, Brokmeyer, Browning, Smith and Windlinger, Dr. Desai and Ms. Hughes are independent as defined by the current listing standards of the NYSE.

In connection with its assessment of the independence of each non-employee director, the Board also determined that (i) Messrs. Browning and Brokmeyer and Dr. Desai are independent as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Alameddine, Brokmeyer and Windlinger, Dr. Desai and Ms. Hughes are independent under the rules and regulations of the SEC and Section 16(b) of the Exchange Act and the standards set forth by the NYSE applicable to members of the Compensation Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in February 2019. The Board determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Browning, is an audit committee financial expert as defined by the SEC.

2019 Proxy Statement	49

Corporate Governance

Oversight of Risk Management

The Board as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board:

•	oversees the long-term strategic plans of the Company and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

•	reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present, for Board review, significant departures from those plans;

•	oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy;

•	monitors the Company’s liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

•

has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The Board has also adopted a Whistleblower Policy that provides employees with the ability to submit confidential and anonymous complaints or concerns, including those relating to the Company’s accounting, internal controls, auditing matters and compliance with applicable laws, to the Audit Committee directly through a whistleblower hotline. The Company’s policy is not to take any adverse action, and to not tolerate any retaliation, against any person for submitting good faith reports.

In addition, the Committees of the Board oversee specific areas of risk:

•

The Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. The Audit Committee is also responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Audit Committee also oversees the performance of our internal audit function, which is designed to improve the effectiveness of the Company’s risk management, control and governance processes, and the integrity of the Company’s operations and financial controls.

•

The Nominating and Governance Committee oversees risk that may arise in connection with the Company’s governance structures and processes, including Board and committee composition and succession planning and director independence.

•

The Compensation Committee oversees the risks associated with the Company’s compensation-related governance policies and practices, including the establishment of performance goals and incentives that are intended to reward the executives for the achievement of strategic and operational goals and increases in stockholder returns, while discouraging unnecessary or excessive risk taking.

•	The Reserves Committee oversees the Company’s oil, natural gas and natural gas liquids reserve estimates and the Company’s disclosure of such estimates.

Attendance at Annual Meetings

The Board encourages all directors to attend the Annual Meetings, if practicable. Eight of our nine then-serving directors attended the 2018 Annual Meeting of Stockholders. We anticipate that nearly all of our directors will attend the 2019 Annual Meeting.

Third Amended and Restated Limited Liability Company Agreement of Parsley Energy, LLC

The Company is a holding company and is the sole managing member of Parsley Energy, LLC (“Parsley LLC”). As of December 31, 2018, the Company’s sole material asset consists of 280,205,293 units representing membership interests in Parsley LLC (“PE Units”). Pursuant to the Third Amended and Restated Limited Liability Company Agreement of Parsley LLC (the “Parsley LLC Agreement”), holders of PE Units (other than the Company) generally have the right to exchange their PE Units (and a corresponding number of shares of Class B common stock) for shares of our Class A common stock, at an exchange ratio of one share of Class A common stock for each PE Unit (and a corresponding number of shares of Class B common stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications), or, if either we or Parsley LLC so elects, cash.

50	2019 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 1, 2019, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Class A common stock or Class B common stock, (ii) each named executive officer of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 303 Colorado Street, Suite 3000, Austin, Texas 78701.

As of April 1, 2019, 280,964,860 shares of our Class A common stock and 36,122,731 shares of our Class B common stock were outstanding.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)

	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
	Number	% of class	Number	% of class	Number	%
5% Stockholders
The Vanguard Group (3)	23,881,649	8.5%	—	—	23,881,649	7.5%
JPMorgan Chase & Co. (4)	19,626,913	7.0%	—	—	19,626,913	6.2%
TIAA-CREF Investment Management, LLC (5)	11,772,803	4.2%	—	—	11,772,803	3.7%
Post Oak Veritas, LLC (6)	—	—	7,973,117	22.1%	7,973,117	2.5%
Teachers Advisors, LLC (5)	4,364,552	1.6%	—	—	4,364,552	1.4%
Directors and Named Executive Officers:
Bryan Sheffield (7)	10,724,083	3.8%	22,098,751	61.2%	32,822,834	10.4%
Matt Gallagher (8)	808,323	*	1,000,000	2.8%	1,808,323	*
Ryan Dalton (9)	466,721	*	1,076,327	3.0%	1,543,048	*
Colin Roberts (10)	309,880	*	—	—	309,880	*
David Dell’Osso (11)	26,499	*	—	—	26,499	*
A.R. Alameddine	123,643	*	—	—	123,643	*
Ronald Brokmeyer (12)	23,239	*	—	—	23,239	*
William Browning	18,700	*	—	—	18,700	*
Dr. Hemang Desai (13)	34,886	*	—	—	34,886	*
David H. Smith	44,016	*	—	—	44,016	*
Jerry Windlinger	23,015	*	—	—	23,015	*
Karen Hughes	10,373	*	—	—	10,373	*
Directors and executive officers as a group (13 persons)	13,035,856	4.6%	25,462,688	70.5%	38,498,544	12.1%

(1)

Subject to the terms of the Parsley LLC Agreement, holders of PE Units (the “PE Unit Holders”) (other than the Company) generally have the right to exchange all or a portion of their PE Units (together with a corresponding number of shares of Class B common stock) for Class A common stock at an exchange ratio of one share of Class A common stock for each PE Unit (and corresponding share of Class B common stock) exchanged. See “Transactions with Related Persons—Exchange Right.” Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by a PE Unit Holder of its exchange right. As a result, beneficial ownership of Class B common stock and PE Units is not reflected as beneficial ownership of shares of our Class A common stock for which such units and stock may be exchanged.

(2)

Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. The PE Unit Holders (other than the Company) hold one share of Class B common stock for each PE Unit that they own. Each share of Class B common stock has no economic rights, but entitles the holder thereof to one vote for each share of Class B common stock held by such holder. Accordingly, the holders of Class B common stock (which are also PE Unit Holders) collectively have the number of votes equal to the number of shares of Class B common stock that they hold.

(3)

Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc. (“The Vanguard Group”), is the beneficial owner of 113,833 shares of Class A common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 184,872 shares of Class A common stock as a result of its serving as investment manager of Australian

2019 Proxy Statement	51

Security Ownership of Certain Beneficial Owners and Management

investment offerings. The Vanguard Group has the (i) sole power to vote or direct the vote of 190,863 shares of Class A common stock, (ii) shared power to vote or direct the vote of 43,542 shares of Class A common stock, (iii) sole power to dispose of or to direct the disposition of 23,659,974 shares of Class A common stock and (iv) shared power to dispose of or to direct the disposition of 221,675 shares of Class A common stock. This information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

JPMorgan Chase & Co. (“JPMorgan”) is the beneficial owner of 19,626,913 shares of Class A common stock in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). JPMorgan has the (i) sole power to vote or direct the vote of 16,474,548 shares of Class A common stock, (ii) shared power to vote or direct the vote of 28,411 shares of Class A common stock, (iii) sole power to dispose of or to direct the disposition of 19,611,754 shares of Class A common stock and (iv) shared power to dispose of or to direct the disposition of 10,863 shares of Class A common stock. This information is based solely on a Schedule 13G filed by JPMorgan with the SEC on January 11, 2019. The address of JPMorgan is 270 Park Avenue, New York, NY 10017.

(5)

TIAA-CREF Investment Management, LLC (“Investment Management”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 11,772,803 shares of Class A common stock owned by CREF. Teachers Advisors, LLC (“Advisors”) is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as one or more separately managed accounts of Advisors (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner of 4,364,552 shares of Class A common stock owned separately by Funds, Life Funds, VA-1, and/or the Separate Accounts. Each of Investment Management and Advisors expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other. This information is based solely on a Schedule 13G/A filed by both Investment Management and Advisors with the SEC on February 14, 2019. The business address of each of Investment Management and Advisors is 730 Third Avenue New York, NY 10017.

(6)

Represents shares of outstanding Class B common stock directly owned, and shares of Class A common stock beneficially owned as issuable upon the exchange of a corresponding number of Parsley Energy, LLC units and Class B common stock. Post Oak Veritas, LLC is managed by Post Oak Energy Capital, LP, which is managed by its general partner, Post Oak Energy Holdings, LLC. Accordingly, Post Oak Energy Holdings, LLC may be deemed to be a beneficial owner of such Class B common stock. The address of Post Oak Energy Holdings, LLC is 34 S. Wynden, Suite 300, Houston, Texas 77056.

(7)

Consists of (i) 8,789,569 shares of Class A common stock and 20,415,517 shares of Class B common stock held by Mr. Sheffield, of which 6,500,000 shares of Class A common stock and 6,829,064 shares of Class B common stock are pledged to secure a bank loan, (ii) 948,043 shares of Class A common stock and 998,406 shares of Class B common stock held by the Bryan S. Sheffield Spousal Lifetime Access Trust, for which Mr. Sheffield serves as the investment trustee, (iii) for purposes of voting power only, (A) 224,126 performance-based restricted shares of Class A common stock and (B) 112,063 time-based restricted shares of Class A common stock, (iv) 352,521 shares of Class A common stock and 371,249 shares of Class B common stock held by Mr. Sheffield’s spouse, and (v) 297,761 shares of Class A common stock and 313,579 shares of Class B common stock held by the Sharoll M. Sheffield 2012 Irrevocable Trust, for which Mr. Sheffield’s spouse serves as the investment trustee.

(8)

Consists of (i) 560,736 shares of Class A common stock and 1,000,000 shares of Class B common stock, of which 269,199 shares of Class A common stock are pledged to secure a bank loan, and (ii) for purposes of voting power only, (A) 165,058 performance-based restricted shares of Class A common stock and (B) 82,529 time-based restricted shares of Class A common stock. Mr. Gallagher also holds 110,314 unvested time-based restricted stock units which are not reflected in the table.

(9)

Consists of (i) 299,438 shares of Class A common stock and 1,076,327 shares of Class B common stock and (ii) for purposes of voting power only, (A) 111,522 performance-based restricted shares of Class A common stock and (B) 55,761 time-based restricted shares of Class A common stock. Mr. Dalton also holds 51,020 unvested time-based restricted stock units which are not reflected in the table.

(10)

Consists of (i) 211,945 shares of Class A common stock and (ii) for purposes of voting power only, (A) 65,290 performance-based restricted shares of Class A common stock and (B) 32,645 time-based restricted shares of Class A common stock. Mr. Roberts also holds 30,336 unvested time-based restricted stock units which are not reflected in the table.

(11)	Consists of 26,499 shares of Class A common stock. Mr. Dell’Osso also holds 103,976 unvested time-based restricted stock units which are not reflected in the table.

(12)

Consists of (i) 5,515 shares of Class A common stock held by Mr. Brokmeyer and (ii) 17,724 shares of Class A common stock held by the Ronald and Denise Brokmeyer Revocable Trust, of which Mr. Brokmeyer and his wife are trustees.

(13)

Consists of (i) 31,886 shares of Class A common stock held by Mr. Desai and (ii) 3,000 shares of Class A common stock held by The Desai Family Living Trust, of which Dr. Desai and his wife are trustees.

*	Less than 1.0%.

52	2019 Proxy Statement

Section 16(A) Beneficial Ownership Reporting Compliance

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that the Company’s directors, officers and 10% holders of common stock complied with all filing requirements during 2018.

2019 Proxy Statement	53

Transactions with Related Persons

Policies and Procedures for Review of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or directors or a director nominee;

•	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of an executive officer, director, director nominee or a beneficial owner of more than 5% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such executive officer, director, director nominee or beneficial owner of more than 5% of any class of our voting securities; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position of control or in which such person has a 10% or greater beneficial ownership interest.

Our Board adopted a written Related Party Transactions policy prior to the completion of our IPO. Pursuant to this policy, the Audit Committee is required to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. There have been no Related Party Transactions since January 1, 2018 that did not require review, approval or ratification under the procedures described above or where these procedures were not followed.

Well Operations

During the year ended December 31, 2018, certain of our directors, officers, 5% stockholders, their immediate family, and entities affiliated or controlled by such parties (“Related Party Working Interest Owners”) owned non-operated working interests in certain of the oil and natural gas properties that we operate. The revenues disbursed to such Related Party Working Interest Owners for the year ended December 31, 2018 totaled $1.7 million.

As a result of this ownership, from time to time, we will be in a net receivable or net payable position with these individuals and entities. We do not consider any net receivables from these parties to be uncollectible.

Spraberry Production Services, LLC

At December 31, 2018, we owned a 42.5% interest in Spraberry Production Services, LLC (“SPS”). We account for this investment using the equity method. Using the equity method of accounting results in transactions between the Company and SPS and its subsidiaries being accounted for as related party transactions. During the year ended December 31, 2018, we incurred charges totaling $9.8 million for services performed by SPS for our well operations and drilling activities.

Lone Star Well Service, LLC

We make purchases of equipment used in our drilling operations from Lone Star Well Service, LLC (“Lone Star”). Lone Star is controlled by SPS. During the year ended December 31, 2018, we incurred charges totaling $3.8 million for services performed by Lone Star for our well operations and drilling activities.

Exchange Right

In accordance with the terms of the Parsley LLC Agreement, the PE Unit Holders (other than the Company) generally have the right to exchange (the “Exchange Right”) their PE Units (and a corresponding number of shares of our Class B common stock) for shares of our Class A common stock at an exchange ratio of one share of Class A common stock for each PE Unit (and a corresponding share of Class B common stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or, if we or Parsley LLC so elects, cash. As a PE Unit Holder exchanges its PE Units, our interest in Parsley LLC will be correspondingly increased.

During the year ended December 31, 2018, certain PE Unit Holders, including Mr. Hinson, exercised their Exchange Right under the Parsley LLC Agreement and elected to exchange an aggregate of 25,580,526 PE Units (and a corresponding number of shares of Class B common stock) for an aggregate of 25,580,526 shares of Class A common stock. Mr. Hinson exchanged 250,000 PE Units (and a corresponding number of shares of Class B common stock) for 250,000 shares of Class A common stock on August 10, 2018. We exercised our call right under the Parsley LLC Agreement and elected to issue Class A common stock to each of the exchanging PE Unit Holders in satisfaction of their election notices.

54	2019 Proxy Statement

Transactions with Related Persons

Tax Receivable Agreement

In connection with our IPO, on May 29, 2014, we entered into a Tax Receivable Agreement (the “TRA”) with Parsley LLC and certain PE Unit Holders prior to the IPO (each such person, a “TRA Holder”), including certain executive officers. This agreement generally provides for the payment by us to a TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize (or we are deemed to realize in certain circumstances) in periods after the IPO as a result of (i) any tax basis increases resulting from the contribution in connection with the IPO by such TRA Holder of all or a portion of its PE Units to us in exchange for shares of Class A common stock, (ii) the tax basis increases resulting from the exchange by such TRA Holder of PE Units for shares of Class A common stock or, if either we or Parsley LLC so elects, cash, and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the TRA. The term of the TRA commenced on May 29, 2014, and continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the TRA. If we elect to terminate the TRA early, we would be required to make an immediate payment equal to the present value of the hypothetical future tax benefits that could be paid under the TRA (based upon certain assumptions and deemed events set forth in the TRA). In addition, payments due under the TRA will be similarly accelerated following certain mergers or other changes of control.

The actual amount and timing of payments to be made under the TRA will depend on a number of factors, including the amount and timing of taxable income generated in the future, changes in future tax rates, the use of loss carryovers and the portion of our payments under the TRA constituting imputed interest. As of December 31, 2018, there have been no payments associated with the TRA.

2019 Proxy Statement	55

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. The audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2018 was completed by KPMG on February 26, 2019. KPMG has served as the Company’s independent registered public accounting firm since 2013.

The Board is submitting the appointment of KPMG for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of KPMG does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed or expected to be billed by KPMG, the Company’s independent registered public accounting firm, for services provided in the last two fiscal years:

	2018	2017
Audit Fees (1)	$2,157,025	$1,957,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,157,025	$1,957,000

(1)

Audit fees consist of the aggregate fees billed or expected to be billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, (ii) the audit of internal control over financial reporting, (iii) the filing of our registration statements for equity securities offerings, (iv) research necessary to comply with generally accepted accounting principles, and (v) other filings with the SEC, including consents, comfort letters, and comment letters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of KPMG’s audit, audit-related, tax and other services. For the year ended December 31, 2018, the Audit Committee pre-approved 100% of the services described above.

The Company expects that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Votes cast FOR or AGAINST and abstentions with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. Abstentions will have the effect of a vote AGAINST the Proposal. Because brokers, banks and other nominees have discretionary authority to vote your shares on this Proposal TWO, there will be no broker non-votes on this proposal.

Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the

fiscal year ending December 31, 2019.

56	2019 Proxy Statement

Proposal Three: Non-Binding Advisory Vote on the Company’s Named Executive Officer Compensation

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding advisory basis, the Company’s named executive officer compensation for the fiscal year ended December 31, 2018, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Pay” vote).

As described in detail in the “Compensation Discussion and Analysis” section above, we strive to maintain competitive pay practices within our industry while appropriately motivating our named executive officers to ensure that our stockholders receive maximum returns and security for their investment. We accomplish this by linking our executive compensation to several measures of the Company’s short- and long-term performance. Further, the vast majority of our named executive officers’ compensation is at-risk (in 2018, approximately 84% for our Chief Executive Officer and an average of approximately 83% for our other named executive officers that were employed by us for the full 2018 fiscal year). We have worked extensively and deliberately to develop a thoughtful, fair, and effective compensation program for our named executive officers that helps us to deliver long-term sustainable growth to our stockholders. In an effort to achieve these goals, we have implemented the best practices described in the chart below.

What we do:	What we don’t do:
Pay for performance and pay for sustained performance over multi-year performance periods	No single-trigger change of control vesting for time-based awards
Establish challenging performance metrics, including a cash return on capital invested metric	No guaranteed bonuses
Policy prohibiting hedging transactions	No excessive perquisites
Policy prohibiting pledging transactions subject to limited exceptions with Audit Committee approval	No payment of current dividends on unvested equity-based awards
Evaluate officer compensation levels against a peer group of similarly sized E&P companies	No gross-ups for severance or change of control payments
Substantial portion of pay at-risk
Utilize independent compensation consultant
Equity awards subject to extended vesting periods
Robust stock ownership guidelines for non-employee directors and senior executives
Performance-based awards vest on change of control based on actual performance

Cash incentive and all equity-based compensation subject to clawback in the event of a financial restatement or fraud or misconduct that adversely affects our financial performance or results in a material diminution in our stock price

Health, safety and environmental goals incorporated into the annual cash bonus incentive program
Annual advisory vote on executive compensation
Implemented a cap on performance-based equity awards granted in 2019 if absolute total stockholder return is negative over the performance period

Please read the “Compensation Discussion and Analysis” section beginning on page 14 for additional details about our executive compensation program, including information about the compensation of our named executive officers during 2018.

The Compensation Committee and our Board have determined that the Company’s named executive officer compensation program is aligned with our business strategy, focused on long-term value creation for our stockholders and intended to deliver pay relative to our performance, while providing the opportunity for our named executive officers to earn levels of compensation competitive with the level of compensation paid by companies with which we compete for executive talent. Therefore, the Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the Company’s named executive officer

2019 Proxy Statement	57

Proposal Three: Non-Binding Advisory Vote on the Company’s Named Executive Officer Compensation

compensation as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation-related tables and disclosure included this Proxy Statement).

Vote Required

Approval, on a non-binding advisory basis, of Proposal THREE requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Votes cast FOR or AGAINST and abstentions with respect to this Proposal THREE will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are not treated as entitled to vote and will have no impact on the outcome of this vote. Abstentions will have the effect of a vote AGAINST the Proposal. This advisory vote on executive compensation is not binding on the company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value our stockholders’ opinions with respect to our named executive officer compensation program and will take into account the result of this vote when evaluating the compensation programs for our named executive officers in the future.

Recommendation

The Board unanimously recommends that stockholders vote FOR the approval, on a non-binding advisory basis, of the Company’s Named

Executive Officer compensation for the fiscal year ended

December 31, 2018 pursuant to the compensation disclosure rules of the SEC.

58	2019 Proxy Statement

Audit Committee Report

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee’s principal purpose is to assist the Board with its responsibilities related to the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of our independent registered public accounting firm, and (iv) the effectiveness and performance of our internal audit function.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, and system of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, auditing our internal control over financial reporting, and issuing reports thereon. While the Audit Committee has the responsibilities set forth in its charter and our management and independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our consolidated financial statements are complete and accurate or in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed with our management and independent registered public accounting firm the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in our consolidated financial statements. The Audit Committee has also evaluated the qualifications, independence and performance of our independent registered public accounting firm, considering a number of factors, including the historical and recent performance of the firm and lead partner, its internal quality control procedures, its knowledge of our operations and industry, relationships that may impact its independence, and external data relating to audit quality and performance. The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, in both fact and appearance.

The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the written statement from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In years where there is a provision of non-audit services, the Audit Committee will consider whether the provision of such services is compatible with maintaining our independent registered public accounting firm’s independence.

In reliance on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 27, 2019.

Audit Committee of the Board of Directors

William Browning, Chairman

Ronald Brokmeyer, Member

Dr. Hemang Desai, Member

2019 Proxy Statement	59

Stockholder Proposals; Identification of Director Candidates

Any stockholder of the Company who desires to submit a proposal pursuant to Rule 14a-8 of the Exchange Act at the Company’s 2020 Annual Meeting of Stockholders and to have the proposal included in the Company’s 2020 proxy materials must submit such proposal to the Company at its principal executive offices (Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel) no later than December 10, 2019, unless the date of the 2020 Annual Meeting of Stockholders is changed by more than 30 days from May 24, 2020, in which case the proposal must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its 2020 proxy materials. Any such stockholder proposal must meet the requirements set forth in Rule 14a-8.

Pursuant to the proxy access provision in our bylaws, in order for a stockholder or group of stockholders to include a director nominee in the Company’s proxy materials for the 2020 Annual Meeting of Stockholders, notice of the proxy access nomination must be delivered to the Company’s principal executive offices (Parsley Energy, Inc., Attn: General Counsel, 303 Colorado Street, Suite 3000, Austin, Texas 78701) no later than the close of business on December 10, 2019 and no earlier than November 10, 2019, and the nomination must otherwise satisfy the requirements in our bylaws.

Any stockholder of the Company who desires to submit a proposal for action at the 2020 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company’s proxy materials, must submit such proposal to the Company at its principal executive offices (Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel) between January 25, 2020 and the close of business on February 24, 2020. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our bylaws.

The Nominating and Governance Committee will consider any director candidate informally recommended by stockholders if that recommendation is submitted in writing between January 25, 2020 and the close of business on February 24, 2020 to Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel. The Company will evaluate director candidates recommended by stockholders on the same basis as recommendations received from any other source.

With respect to any director candidate nominated by a stockholder or group of stockholders, the following information must be provided to the Company with the written nomination:

•	the name and address of the nominating stockholder, as they appear on the Company’s books;

•	the nominee’s name and address and other personal information;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

•

a completed and signed questionnaire, representation and agreement and written director agreement, pursuant to the Company’s bylaws, with respect to each nominee for election or re-election to the Board; and

•	all other information required to be disclosed pursuant to the Company’s bylaws and Regulation 14A of the Exchange Act.

The Company may require any proposed director candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed candidate to serve as an independent director of the Board or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such candidate.

The Company suggests that any such proposal be sent by certified mail, return receipt requested.

60	2019 Proxy Statement

Solicitation of Proxies

Our Board has sent you this proxy statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. Solicitation of proxies may be made via the internet, by mail, personal interview or telephone by directors, officers and regular employees of the Company. These directors, officers and employees will not receive any compensation for these services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Broadridge will assist the Company in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Morrow Sodali LLC to provide various services relating to the solicitation of proxies for an aggregate fee of approximately $15,000. The Company will bear all costs of solicitation.

Stockholder List

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Austin, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Availability of Certain Documents

A copy of our 2018 Annual Report on Form 10-K has been posted on the internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The 2018 Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2018 Annual Report on Form 10-K, including the financial statements and any schedules thereto. Please send a written request to our General Counsel at:

Parsley Energy, Inc.
303 Colorado Street, Suite 3000
Austin, Texas 78701
Attention: General Counsel

The charters for the Audit, Compensation, Nominating and Governance and Reserves Committees, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and our Financial Code of Ethics, may be accessed via the Company’s website at www.parsleyenergy.com by selecting “Investors” and then “Governance,” and are also available in print without charge upon written request to our General Counsel at the address above. The Company also intends to disclose any amendments or waivers to its Code of Business Conduct and Ethics via its website at www.parsleyenergy.com.

Stockholders residing in the same household who hold their stock through a bank, broker or other nominee may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank, broker or other nominee from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (737) 704-2300.

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank, broker or other nominee. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank, broker or other nominee.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Directions To Annual Meeting

The 2019 Annual Meeting of Stockholders will be held at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701. The W Austin Hotel is located in downtown Austin, Texas.

2019 Proxy Statement	61

PARSLEY ENERGY, INC. 303 COLORADO ST., SUITE 3000 AUSTIN, TX 78701	VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/23/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/23/2019. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1A William Browning	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment, recess or postponement thereof.
	1B David H. Smith	☐	☐	☐
	1C Jerry Windlinger	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.
					For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.				☐	☐	☐
3.	To approve, on a non-binding advisory basis, the Company’s named executive officer compensation for the fiscal year ended December 31, 2018.				☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)			☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

PARSLEY ENERGY, INC.

Annual Meeting of Stockholders

May 24, 2019 8:00 AM, CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Matt Gallagher and Colin Roberts, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A common stock and Class B common stock of PARSLEY ENERGY, INC. (the “Company”) held of record by the undersigned on the record date, April 1, 2019, at the Annual Meeting of Stockholders of the Company to be held at the W Austin Hotel, 200 Lavaca Street, Austin, Texas 78701, on Friday, May 24, 2019, at 8:00 AM, CDT, and any adjournment, recess or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of the director nominees listed in proposal 1 and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side